 EXHIBIT 2.1

CONTRIBUTION AGREEMENT

among

EL PASO TGPC INVESTMENTS, L.L.C.

and

EL PASO EPNG INVESTMENTS, L.L.C.

(collectively, the “Contributors”),

KINDER MORGAN, INC.

(“KMI”)

and

KINDER MORGAN ENERGY PARTNERS, L.P.

(“KMEP”)

AUGUST 6, 2012

ARTICLE I	CONTRIBUTION	1
1.1	Contribution	1
1.2	Working Capital Adjustment.	2
1.3	Effective Date Adjustment	3
1.4	Tax Characterization	4
1.5	Transaction Taxes	5
ARTICLE II	CLOSING	5
2.1	Closing	5
2.2	Deliveries at the Closing	5
ARTICLE III	REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTORS AND KMI	6
3.1	Organization and Existence	6
3.2	Capitalization; No Preemptive or Other Rights	7
3.3	Subsidiaries	8
3.4	Authority and Approval	9
3.5	No Conflict	9
3.6	Consents	10
3.7	Laws and Regulations; Litigation	10
3.8	Financial Statements; Internal Controls	11
3.9	No Adverse Changes	11
3.10	Liabilities	12
3.11	Taxes	12
3.12	Labor Matters and Employee Benefits	13
3.13	Accurate and Complete Records	14
3.14	Management Projections	14
3.15	Environmental	14
3.16	Bankruptcy	16
3.17	Contracts and Commitments	16
3.18	Assets	18

(i)

3.19	Assets Other than Real Property Interests	19
3.20	Title to Real Property	19
3.21	Intellectual Property	20
3.22	Licenses; Permits	20
3.23	Transactions with Affiliates	21
3.24	Customer Accounts Receivable	21
3.25	Insurance	21
3.26	Securities Laws	21
3.27	Brokerage Arrangements	22
3.28	Rate Refunds	22
3.29	Delivery of Opinion	22
3.30	Investment Company	22
ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF KMEP	22
4.1	Organization and Existence	22
4.2	Authority and Approval	23
4.3	Brokerage Arrangements	23
4.4	Securities Laws	23
4.5	Newly Issued Common Units	23
4.6	SEC Filings	24
4.7	Delivery of Opinion	24
ARTICLE V	ADDITIONAL AGREEMENTS, COVENANTS, RIGHTS AND OBLIGATIONS	24
5.1	Certain Changes	24
5.2	Operations	26
5.3	Access	26
5.4	Antitrust Notification; Other Reporting Requirements	27
5.5	Reasonable Best Efforts	27
5.6	NYSE Listing	28
5.7	Schedules	28

(ii)

5.8	Transfer Restrictions	28
5.9	Further Assurances	28
5.10	Conversion to Single Member Limited Liability Company	29
5.11	Amendment of KMEP Partnership Agreement; Contribution	29
5.12	Transfer of Employees of the Companies	29
ARTICLE VI	CONDITIONS TO CLOSING	29
6.1	Conditions to the Obligation of KMEP	29
6.2	Conditions to the Obligation of the Contributors	30
ARTICLE VII	TAX MATTERS	31
7.1	Liability for Taxes	31
7.2	Tax Returns	33
7.3	Tax Proceedings	34
7.4	Cooperation and Exchange of Information	35
7.5	Survival	35
7.6	Conflict	35
ARTICLE VIII	TERMINATION	36
8.1	Events of Termination	36
8.2	Effect of Termination	36
ARTICLE IX	INVESTIGATION; LIMITATIONS	36
9.1	Independent Investigation	36
9.2	Survival	37
ARTICLE X	INDEMNIFICATION	37
10.1	Indemnification of KMI and the Contributors	37
10.2	Indemnification of KMEP	38
10.3	Demands	38
10.4	Right to Contest and Defend	39
10.5	Cooperation	39
10.6	Right to Participate	39
10.7	Payment of Damages	40

(iii)

10.8	Limitations on Indemnification	40
10.9	Sole Remedy	41
10.10	Express Negligence Rule	41
ARTICLE XI	MISCELLANEOUS	41
11.1	Expenses	41
11.2	Notices	41
11.3	Governing Law	42
11.4	Public Statements	42
11.5	Form of Payment	42
11.6	Entire Agreement; Amendments and Waivers	43
11.7	Binding Effect and Assignment	43
11.8	Severability	43
11.9	Interpretation	43
11.10	Headings and Schedules	43
11.11	Multiple Counterparts	44
11.12	Action by KMEP	44

(iv)

DEFINED TERMS

Adjustment Statement	3	Intellectual Property	20
Affiliate Contracts	21	KMEP	1
Agreement	1	KMEP Notice	34
Antitrust Division	27	KMEP Parties	38
Associated Employees	13	KMGP	1
Balance Sheet Date	11	KMI	1
Balance Sheets	11	KMI Board	1
Capital Budget	12	KMI Debt Indemnities	4
Capital Contribution Amount	3	KMR	1
Cash Consideration	2	Liens	7
CERCLA	15	Litigation	10
Closing	5	Material Adverse Effect	7
Closing Date	5	Material Contract	24
Code	5	Material Contracts	18
Companies	8	Mojave	9
Company Assets	18	Mojave LLC Agreement	9
Conflicts Committee	1	New Credit Facility	4
Constituent Documents	43	Newly Issued Common Units	2
Contracts	16	Non-Income Taxes	31
Contributor Parties	37	Notice	41
Contributors	1	OLP A	2
Contributors Aggregated Group	13	Outside Date	36
Contributors' Tax	33	Partnership Agreement	6
Damages	38	Partnership Debt Financings	4
Deductible	40	Permitted Transferee	28
Delaware LLC Act	8	Plans	13
Distribution Amount	3	Pre-Closing Date Period	32
Effective Date	2	Pre-Effective Date Period	32
Environmental Laws	14	Proceeding Notice	34
Environmental Permits	15	Property	19
EPNG	1	Representatives	26
EPNG Contribution	1	Rights-of-Way	19
EPNG Interest	2	SEC	24
EPNG Investments	1	Securities Act	22
EPNG LLC Agreement	6	Subsidiaries	8
Equity Interests	2	Tax	31
ERISA	13	Tax Items	33
Exchange Act	11	Tax Losses	32
Existing Indebtedness	5	Tax Returns	32
FERC	19	Taxes	31
Financial Statements	11	Taxing Authority	32
Fourth Amendment	6	TGPC	1
FTC	27	TGPC Contribution	1
GAAP	11	TGPC Interest	2
Governmental Approval	10	TGPC Investments	1
Governmental Authorities	10	TGPC LLC Agreement	7
Greenhill	1	Total Consideration	2
Hazardous Materials	15	Transaction	1
HSR Act	10	Transaction Taxes	5
Income Taxes	31	Treasury Regulations	4
Indemnification Limit	40	Working Capital Amount	2
Indemnity Claim	38	Working Capital Statement	2

v

EXHIBITS

Exhibit A	Working Capital Calculations
Exhibit B	Form of Kinder Morgan, Inc. Debt Indemnity
Exhibit C	Form of Amended and Restated Limited Liability Company Agreement of El Paso Natural Gas Company, L.L.C.
Exhibit D	Form of Amendment No. 4 to the Third Amended and Restated Agreement of Limited Partnership of Kinder Morgan Energy Partners, L.P.

SCHEDULES

Schedule 3.2	-	Capitalization; No Preemptive or Other Rights
Schedule 3.3	-	Subsidiaries / Other Equity Ownership
Schedule 3.5	-	No Conflict
Schedule 3.6	-	Consents
Schedule 3.7	-	Laws and Regulations; Litigation
Schedule 3.9	-	No Adverse Changes
Schedule 3.11(a)	-	Taxes; Tax Returns
Schedule 3.11(b)	-	Tax Allocation or Sharing Agreements
Schedule 3.15	-	Environmental
Schedule 3.17	-	Contracts and Commitments
Schedule 3.19	-	Assets Other than Real Property Interests
Schedule 3.20	-	Title to Real Property
Schedule 3.21	-	Intellectual Property
Schedule 3.23	-	Transactions with Affiliates
Schedule 3.24	-	Customer Accounts Receivable
Schedule 3.25	-	Insurance
Schedule 3.28	-	Rate Refunds
Schedule 5.1	-	Certain Changes
Schedule 5.5	-	Substitute Guarantors
Schedule 5.9	-	Excluded Assets
Schedule 6.1(g)	-	Terminated Affiliate Contracts and Affiliate Indebtedness

vi

CONTRIBUTION AGREEMENT

This Contribution Agreement (the “Agreement”) is made and entered into as of August 6, 2012, by and among Kinder Morgan, Inc., a Delaware corporation (“KMI”), El Paso TGPC Investments, L.L.C., a Delaware limited liability company (“TGPC Investments”), El Paso EPNG Investments, L.L.C., a Delaware limited liability company (“EPNG Investments” and, together with TGPC Investments, the “Contributors”), and Kinder Morgan Energy Partners, L.P., a Delaware limited partnership (“KMEP”).

W I T N E S S E T H:

WHEREAS, TGPC Investments desires to contribute (the “TGPC Contribution”) to KMEP, and KMEP desires to accept from TGPC Investments, 100% of the outstanding equity interests in Tennessee Gas Pipeline Company, L.L.C., a Delaware limited liability company ( “TGPC”);

WHEREAS, EPNG Investments desires to contribute (the “EPNG Contribution” and, together with the TGPC Contribution, the “Transaction”) to KMEP, and KMEP desires to accept from EPNG Investments, 50% of the outstanding equity interests in El Paso Natural Gas Company, a Delaware corporation (“EPNG”), which will be converted to a single member limited liability company prior to the Closing Date (as hereafter defined);

WHEREAS, the Audit Committee of the Board of Directors of Kinder Morgan Management, LLC (“KMR”), acting as the Conflicts and Audit Committee of the Board of Directors of KMR (the “Conflicts Committee”), which is the delegate of Kinder Morgan G.P., Inc., a Delaware corporation and the sole general partner of KMEP (“KMGP”), and the Audit Committee of the Board of Directors of KMGP, acting as the Conflicts and Audit Committee of the Board of Directors of KMGP, each have (i) received an opinion of Greenhill & Co., Inc. (“Greenhill”), the financial advisor to the Conflicts Committee, that the Total Consideration is fair to KMEP from a financial point of view, (ii) found the Transaction to be fair and reasonable to KMEP and (iii) recommended that the Board of Directors of KMR and KMGP, respectively, approve the Transaction; and

WHEREAS, the Board of Directors of KMI (the “KMI Board”) has (i) received an opinion of Barclays Capital, Inc., the financial advisor to the KMI Board, to the effect that, as of the date hereof, from a financial point of view the Total Consideration to be received pursuant to this Agreement is fair to KMI, and (ii) found the Transaction to the fair and reasonable to KMI.

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

ARTICLE I

CONTRIBUTION

1.1           Contribution

.  On the terms and subject to the conditions of this Agreement, at the Closing:

(a)           KMI will cause (i) TGPC Investments to contribute, assign, transfer and convey to KMEP 100% of the outstanding membership interests in TGPC (the “TGPC Interest”) and (ii) EPNG Investments to contribute, assign, transfer and convey to KMEP 50% of the outstanding membership interests in EPNG (the “EPNG Interest” and, together with the TGPC Interest, the “Equity Interests”), in exchange for (1) a cash distribution by KMEP of $3,485,250,000 (the “Cash Consideration”), and (2) the issuance to KMI of 4,667,575 common units representing limited partner interest in KMEP (the “Newly Issued Common Units”; the Newly Issued Common Units and the Cash Consideration being referred to herein collectively as the “Total Consideration”).  The Equity Interests shall be transferred to KMEP at the Closing free and clear of Liens (other than any Liens created by KMEP).

(b)           Immediately thereafter, KMEP will contribute, assign, transfer and convey to Kinder Morgan Operating L.P. “A”, a Delaware limited partnership and a subsidiary of KMEP (“OLP A”), the Equity Interests.

1.2           Working Capital Adjustment.

(a)           Within sixty (60) days after the Closing Date, KMI shall prepare and deliver, or cause to be prepared and delivered, to KMEP a statement (the “Working Capital Statement”), which shall set forth KMI’s calculation of the Working Capital Amount as of July 31, 2012 (the “Effective Date”). For purposes of this Agreement, (i) “Working Capital” means the difference between the current assets reflected on Exhibit A as “Working Capital Assets” and the current liabilities reflected on Exhibit A as “Working Capital Liabilities” in each case utilizing only the line items set forth on Exhibit A, and utilizing the methodologies used in the determination of Working Capital set forth on Exhibit A; (ii) the “Working Capital Amount” means the aggregate of (A) the consolidated Working Capital of TGPC and its subsidiaries as of the Effective Date, and (B) an amount equal to 50% of the consolidated Working Capital of EPNG and its subsidiaries as of the Effective Date; and (iii) “Working Capital Target” means $27,900,000.

(b)           Within sixty (60) days following receipt by KMEP of the Working Capital Statement, KMEP shall deliver written notice to KMI of any dispute it has with respect to the preparation or content of the Working Capital Statement, including a reasonably detailed description of the basis for each disputed item.  In the event KMEP does not notify KMI of a dispute with respect to the Working Capital Statement within such sixty (60) day period, such Working Capital Statement will be final, conclusive and binding on the parties hereto. In the event of such notification of a dispute, KMEP and KMI shall negotiate in good faith to resolve such dispute. If KMI and KMEP notwithstanding such good faith effort, fail to resolve such dispute within thirty (30) days after KMEP advises KMI of its objections, then KMI and KMEP jointly shall engage the firm of Deloitte, LLP, or such other public accounting firm to which the parties hereto may agree (the “Accounting Firm”), to resolve such dispute. KMI, on the one hand, and KMEP, on the other hand, shall furnish or cause to be furnished to the Accounting Firm such work papers and other documents and information relating to the disputed issues as they may deem necessary or appropriate or as the Accounting Firm may request and that are available to that party or its agents. Following the Accounting Firm’s final determination of the Working Capital Amount, the Accounting Firm shall, within two (2) business days from the date of such final determination, deliver a written notice to KMI and KMEP specifying the Working Capital Amount. All determinations made by the Accounting Firm shall be final, conclusive and binding on the parties hereto. KMI, on the one hand, and KMEP, on the other hand, shall share equally the fees and expenses of the Accounting Firm.

(c)           If the Working Capital Amount (as finally determined pursuant to Section 1.2(b)) exceeds $32,900,000, then the Cash Consideration shall be adjusted appropriately and KMEP shall pay to KMI, by separate wire or interbank transfer of immediately available funds to an account specified in writing by KMI, an amount in cash equal to the amount by which the Working Capital Amount exceeds the Working Capital Target, such payment to be made within five (5) business days from the date on which the Working Capital Amount is finally determined pursuant to Section 1.2(b).  If the Working Capital Amount (as finally determined pursuant to Section 1.2(b)) is less than $22,900,000, then the Cash Consideration shall be adjusted appropriately and KMI shall pay to KMEP, by wire or interbank transfer of immediately available funds to an account specified in writing by KMEP, an amount equal to the amount by which the Working Capital Target exceeds the Working Capital Amount, such payment to be made within five (5) business days from the date on which the Working Capital Amount is finally determined pursuant to Section 1.2(b).  If the Working Capital Amount (as finally determined pursuant to Section 1.2(b)) is between $32,900,000 and $22,900,000, then no payment shall be made pursuant to this Section 1.2(c).

1.3           Effective Date Adjustment

.

(a)           Within sixty (60) days following the Closing Date, KMI shall deliver to KMEP a statement (the “Adjustment Statement”), which shall set forth KMI’s calculation of the Distribution Amount and the Capital Contribution Amount. For purposes of this Agreement, (a) “Capital Contribution Amount” means (i) as to EPNG, an amount equal to 50% of the sum of all capital contributions made to EPNG on or after the Effective Date and prior to the Closing Date and (ii) as to TGPC, an amount equal to 100% of the sum of all capital contributions made to TGPC on or after the Effective Date and prior to the Closing Date, and (b) “Distribution Amount” means (i) as to EPNG, an amount equal to 50% of any cash distributions made by EPNG after the Effective Date and prior to Closing that are attributable to the operations of EPNG and its subsidiaries after the Effective Date and (ii) as to TGPC, an amount equal to 100% of any cash distributions made by TGPC after the Effective Date and prior to Closing that are attributable to the operations of TGPC and its subsidiaries after the Effective Date.

(b)           Within sixty (60) days following receipt by KMEP of the Adjustment Statement, KMEP shall deliver written notice to KMI of any dispute it has with respect to the preparation or content of the Adjustment Statement, including a reasonably detailed description of the basis for each disputed item.  In the event KMEP does not notify KMI of a dispute with respect to the Adjustment Statement within such sixty (60) day period, such Adjustment Statement will be final, conclusive and binding on the parties hereto. In the event of such notification of a dispute, KMEP and KMI shall negotiate in good faith to resolve such dispute. If KMI and KMEP notwithstanding such good faith effort, fail to resolve such dispute within thirty (30) days after KMEP advises KMI of its objections, then KMI and KMEP jointly shall engage the Accounting Firm to resolve such dispute. KMI, on the one hand, and KMEP, on the other hand, shall furnish or cause to be furnished to the Accounting Firm such work papers and other documents and information relating to the disputed issues as they may deem necessary or appropriate or as the Accounting Firm may request and that are available to that party or its agents. Following the Accounting Firm’s final determination of the Capital Contribution Amounts and the Distribution Amounts, the Accounting Firm shall, within two (2) business days from the date of such final determination, deliver a written notice to KMI and KMEP specifying the Capital Contribution Amounts and the Distribution Amounts. All determinations made by the Accounting Firm shall be final, conclusive and binding on the parties hereto. KMI, on the one hand, and KMEP, on the other hand, shall share equally the fees and expenses of the Accounting Firm.

(c)           If the Distribution Amount is in excess of the Capital Contribution Amount (each as finally determined pursuant to Section 1.3(b)), then the Cash Consideration shall be adjusted appropriately and KMI shall pay to KMEP, by wire or interbank transfer of immediately available funds to an account specified in writing by KMEP, an amount in cash equal to the Distribution Amount minus the Capital Contribution Amount, within five (5) business days from the date on which such amounts are finally determined pursuant to Section 1.3(b). If the Distribution Amount is less than the Capital Contribution Amount (each as finally determined pursuant to Section 1.3(b)), then the Cash Consideration shall be adjusted appropriately and KMEP shall pay to KMI, by wire or interbank transfer of immediately available funds to an account specified in writing by KMI, an amount in cash equal to the Capital Contribution Amount minus the Distribution Amount, within five (5) business days from the date on which such amounts are finally determined pursuant to Section 1.3(b).

1.4           Tax Characterization

.  Prior to the Closing, KMEP shall enter into the New Credit Facility and consummate the Partnership Debt Financings.  The aggregate net proceeds of the New Credit Facility and the Partnership Debt Financings shall be used to fund all or a portion of the Cash Consideration.  KMI, KMGP, KMEP, OLP A, EPNG and TGPC will  enter into indemnity agreements substantially in the forms attached hereto as Exhibit B (the “KMI Debt Indemnities”) the effect of which will be that KMI will be indemnifying KMEP and KMGP against certain amounts which may be incurred or paid by, or assessed against, KMGP or KMEP by operation of law or otherwise with respect to the Existing Indebtedness and the Partnership Debt Financing and any indebtedness incurred by KMEP for purposes of refinancing all or any portion of the Existing Indebtedness and the Partnership Debt Financing.  The parties intend that (a) the Cash Consideration shall be made first out of the proceeds of the Partnership Debt Financing and such portion of the Cash Consideration shall qualify as a “debt-financed transfer” under Section 1.707-5(b) of the Treasury Regulations promulgated under the Code (the “Treasury Regulations”); (b) the entire amount of the Partnership Debt Financing is allocable to, and shall be allocated to KMI under Sections 1.752-2 and 1.707-5(b) of the Treasury Regulations; and (c) the distribution of the Cash Consideration in excess of the amounts distributed out of the proceeds of the Partnership Debt Financing shall be made to reimburse the Contributors for capital expenditures described in Section 1.707-4(d) of the Treasury Regulations to the extent such consideration does not exceed the amount of capital expenditures described in Section 1.707-4(d) of the Treasury Regulations.  Unless otherwise required by a final determination of the Internal Revenue Service, the parties agree to act at all times in a manner consistent with this intended treatment, including disclosure in accordance with the requirements of Section 1.707-3(c)(2) of the Treasury Regulations.  The “New Credit Facility” shall refer to the $2.0 billion credit agreement to be entered into by KMEP.  The “Partnership Debt Financings” shall refer to one or more offerings and sales (either public or private) of senior notes of KMEP.  The “Existing Indebtedness” shall refer to each series of outstanding senior notes of each of TGPC and EPNG.

1.5           Transaction Taxes

(a)           .  All sales, use, transfer, filing, recordation, registration and similar taxes and fees arising from or associated with the transactions contemplated hereunder other than taxes based on income (“Transaction Taxes”), shall be borne 50% by the Contributors and 50% by KMEP.  To the extent under applicable law the transferee is responsible for filing tax returns in respect of Transaction Taxes, KMEP shall prepare and file all such returns.  The parties shall provide such certificates and other information and otherwise cooperate to the extent reasonably required to minimize Transaction Taxes.

ARTICLE II

CLOSING

2.1           Closing

.  Subject to the terms and conditions of this Agreement, the closing (the “Closing”) of the contribution of the Equity Interests contemplated hereby shall be held at the offices of Bracewell & Giuliani LLP at 711 Louisiana Street, Suite 2300, Houston, Texas at 9:00 a.m., Houston, Texas time on the third Business Day following the satisfaction or waiver of the conditions set forth in Section 6.1 and 6.2 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or such other date, place and time as may be mutually agreed upon by the parties hereto.  The “Closing Date” shall mean the date of the Closing.

2.2           Deliveries at the Closing

.  At the Closing:

(a)           TGPC Investments will deliver, or cause to be delivered, to KMEP conveyance documents or other evidence of contribution of the TGPC Interest in form and substance mutually satisfactory to KMEP and TGPC Investments;

(b)           EPNG Investments will deliver, or cause to be delivered, to KMEP conveyance documents or other evidence of contribution of the EPNG Interest in form and substance mutually satisfactory to KMEP and EPNG Investments;

(c)           KMI will deliver, or cause to be delivered, to KMGP and KMEP:

(i)           the KMI Debt Indemnities;

(ii)           a certificate (i) stating that KMI is not a foreign corporation, foreign partnership, foreign trust or foreign estate, (ii) providing its U.S. Employer Identification Number and (iii) providing its address, all pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”); and

(iii)           all other documents, certificates and other instruments required to be delivered, or caused to be delivered, by KMI pursuant hereto;

(d)           Each of the Contributors will deliver, or cause to be delivered, to KMEP as appropriate:

(i)           the Amended and Restated Limited Liability Company Agreement of EPNG, substantially in the form attached hereto as Exhibit C (the “EPNG LLC Agreement”), duly executed and delivered by EPNG Investments;

(ii)           all books and records of TGPC and its Subsidiaries (including books of account, personnel and payroll records, tax returns and supporting work papers and the like) to the extent such books and records relate to TGPC and its Subsidiaries, which will be deemed delivered if such book and records are located in the office of TGPC or any of its Subsidiaries; and

(iii)           all other documents, certificates and other instruments required to be delivered, or caused to be delivered, by the Contributors pursuant hereto;

(e)           KMEP will deliver, or cause to be delivered, to KMI:

(i)            a copy of Amendment No. 4 to the Third Amended and Restated Agreement of Limited Partnership of KMEP (the “Partnership Agreement”), substantially in form attached hereto as Exhibit D (the “Fourth Amendment”) duly executed and delivered by the parties thereto;

(ii)           the EPNG LLC Agreement duly executed and delivered by OLP A;

(iii)           the Cash Consideration by wire transfer to bank accounts designated by KMI prior to the Closing Date;

(iv)           the Newly Issued Common Units; and

(v)           all other documents, certificates and other instruments required to be delivered, or caused to be delivered, by KMEP pursuant hereto.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTORS AND KMI

Each of the Contributors and KMI hereby represents and warrants, jointly and severally, to KMEP that the following representations and warranties are as of the date hereof true and correct:

3.1           Organization and Existence

.

(a)           Each Contributor is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware.  Each Contributor has full limited liability company power and authority to own and hold the properties and assets it now owns and holds and to carry on its business as and where such properties are now owned or held and such business is now conducted.  Each Contributor is duly licensed or qualified to do business as a foreign limited liability company and is in good standing in the states in which the character of the properties and assets now owned or held by it or the nature of the business now conducted by it requires it to be so licensed or qualified, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have, or reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations (a “Material Adverse Effect” ) of the respective Contributors or adversely affect the ability of the Contributors to consummate the transactions contemplated by this Agreement.

(b)           TGPC is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. TGPC has full power and authority to own and hold the properties and assets it now owns and holds and to carry on its business as and where such properties and assets are now owned or held and such business is now conducted. TGPC is duly licensed or qualified to do business as a foreign limited liability company and is in good standing in the states in which the character of the properties and assets now owned or held by it or the nature of the business now conducted by it requires it to be so licensed or qualified, except where the failure to be so qualified or in good standing would, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect on the Companies, taken as a whole, or adversely affect the ability of the Contributors to consummate the transactions contemplated by this Agreement.  TGPC Investments has delivered to KMEP a complete and correct copy of the limited liability company agreement of TGPC, as amended (the “TGPC LLC Agreement”), as in effect on the date hereof.

(c)           EPNG is a corporation duly incorporated, validly existing and in good standing, and at Closing will be a limited liability company duly formed, validly existing and in good standing, under the laws of the State of Delaware.  EPNG has full power and authority to own and hold the properties and assets it now owns and holds and to carry on its business as and where such properties and assets are now owned or held and such business is now conducted.  EPNG is duly licensed or qualified to do business as a foreign entity and is in good standing in the states in which the character of the properties and assets now owned or held by it or the nature of the business now conducted by it requires it to be so licensed or qualified, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect on the Companies, taken as a whole, or adversely affect the ability of the Contributors to consummate the transactions contemplated by this Agreement.  EPNG Investments has delivered to KMEP a complete and correct copy of the certificate of incorporation and bylaws of EPNG, as in effect on the date hereof, and, prior to the Closing Date, will have delivered to KMEP a complete and correct copy of the limited liability company agreement of EPNG.

3.2           Capitalization; No Preemptive or Other Rights

.

(a)           TGPC Investments owns 100% of the outstanding equity interests in TGPC.  The TGPC Interest comprises all of the equity interests in TGPC and is owed, beneficially and of record, by TGPC Investments, free and clear of all security interests, liens, mortgages, pledges, charges, encumbrances and rights of others (“Liens”), except for any Lien set forth on Schedule 3.2.  TGPC Investments has full legal right to contribute, assign and transfer the TGPC Interest to KMEP and will, upon delivery of the TGPC Interest to KMEP pursuant to the terms hereof, transfer to KMEP good and valid title to the TGPC Interest free and clear of all Liens (other than any Liens created by KMEP).

(b)           EPNG Investments owns 100% of the outstanding equity interests in EPNG.  Upon conversion of EPNG to a limited liability company, the EPNG Interest will comprise 50% of the equity interests in EPNG owned by EPNG Investments and such interest will be owed, beneficially and of record, by EPNG, free and clear of all Liens, except for any Lien set forth on Schedule 3.2.  EPNG Investments will, upon conversion of EPNG to a limited liability company, have full legal right to contribute, assign and transfer the EPNG Interest to KMEP and will, upon delivery of the EPNG Interest to KMEP pursuant to the terms hereof, transfer to KMEP good and valid title to the EPNG Interest free and clear of all Liens (other than any Liens created by KMEP).

(c)           The Equity Interests are not subject to any agreements with respect to the voting or transfer of any of the Equity Interests (except with respect to (i) the contribution of the Equity Interests contemplated by this Agreement, (ii) the respective organizational documents of TGPC or EPNG, and (iii) restrictions under applicable federal and state securities laws). As of the Closing Date, the Equity Interests will have been duly authorized and will be validly issued, fully paid (to the extent required under the limited liability company agreement of TGPC or EPNG) and nonassessable (except as such nonassessability may be affected by Sections 18-303, 18-607 and 18-804 of the Delaware Limited Liability Company Act (the “Delaware LLC Act”)).

(d)           Except as set forth in this Agreement, there are no outstanding subscriptions, options, convertible securities, warrants, calls or rights of any kind (issued or granted by, or binding upon, the Contributors or the Companies) to purchase or otherwise acquire any security of or equity interest in TGPC or EPNG.

3.3           Subsidiaries

.

(a)           Set forth on Schedule 3.3 is a true and correct list of (i) each corporation, partnership, joint venture, limited liability company or other business entity in which TGPC or EPNG directly or indirectly beneficially owns at least 50% of either the equity interests in or voting control of such entity (the “Subsidiaries”), (ii) the jurisdiction of incorporation or formation for each of the Subsidiaries and (iii) the ownership of the outstanding equity interests in each Subsidiary.  TGPC, EPNG and the Subsidiaries are referred to herein collectively as the “Companies.”

(b)           Each of the Subsidiaries is a corporation or limited liability company duly incorporated or formed, as the case may be, validly existing and in good standing under the laws of the State of Delaware.  Each of the Subsidiaries has full power and authority to own and hold the properties and assets it now owns and holds and to carry on its business as and where such properties are now owned or held and such business is now conducted.  Each of the Subsidiaries is duly licensed or qualified to do business as a foreign corporation or limited liability company, as the case may be, and is in good standing in the states in which the character of the properties and assets now owned or held by it or the nature of the business now conducted by it requires it to be so licensed or qualified, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect on the Companies, taken as a whole, or adversely affect the ability of the Contributors to consummate the transactions contemplated by this Agreement.  EPNG Investments has delivered to KMEP a complete and correct copy of the certificate of incorporation and bylaws of Mojave Pipeline Operating Company (“Mojave”), as in effect on the date hereof, and, prior to the Closing Date, will have delivered to KMEP a complete and correct copy of the limited liability company agreement of Mojave (the “Mojave LLC Agreement”).

(c)           Other than the Subsidiaries, TGPC and EPNG have no direct or indirect investment or interest in or control over any other corporation, partnership, joint venture, limited liability company or other business entity.  There are no outstanding subscriptions, options, convertible securities, warrants, calls, rights, agreements or commitments of any kind (issued or granted by, or binding upon, any of the Companies) to issue, purchase or otherwise acquire any security of or ownership interest in any of the Subsidiaries.  The ownership interests held by TGPC and EPNG in all of the Subsidiaries are free and clear of all Liens (other than such that may be contained in an applicable limited liability company agreement for a Subsidiary with respect to a membership interest in that Subsidiary) and the holders thereof have good and valid title to such interests.  None of the equity interests in any of the Subsidiaries held by TGPC and EPNG is subject to any agreement with respect to the voting or transfer of such equity interests (other than restrictions (i) in the applicable organizational or governing documents or agreements for a Subsidiary or (ii) under applicable federal and state securities laws). As of the Closing Date, all the outstanding equity interests of the Subsidiaries will have been duly authorized and will be validly issued, fully paid (to the extent required by the limited liability company agreement of the applicable Subsidiary) and nonassessable (except as such nonassessability may be affected by Sections 18-303, 18-607 and 18-804 of the Delaware LLC Act).

3.4           Authority and Approval

.  Each of KMI and the Contributors has the corporate or limited liability company power and authority, as the case may be, to execute and deliver this Agreement and the Constituent Documents to which such entity is a party, to consummate the transactions contemplated hereby and thereby and to perform all the terms and conditions hereof and thereof to be performed by them.  The execution and delivery by KMI and the Contributors of this Agreement and the Constituent Documents to which such entity is a party, the performance by KMI and the Contributors of all the terms and conditions hereof and thereof to be performed by them and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all requisite corporate or limited liability company action of KMI and the Contributors, as applicable.  This Agreement has been duly executed and delivered by each of KMI and the Contributors and constitutes, and when executed and delivered the Constituent Documents to which such entity is a party will constitute, valid and binding obligations of each of KMI and the Contributors, as applicable, enforceable against each of them in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

3.5           No Conflict

.  Except as set forth on Schedule 3.5 and in the case of clause (b)(i) or (ii) for matters which, individually or in the aggregate, do not have, and would not reasonably be expected to have, a Material Adverse Effect on the Companies, taken as a whole, this Agreement and the Constituent Documents to which such entity is a party and the execution and delivery hereof and thereof by KMI and the Contributors do not, and the fulfillment and compliance with the terms and conditions hereof and thereof and the consummation of the transactions contemplated hereby and thereby will not: (a) conflict with any of, or require the consent of any person or entity under, the terms, conditions or provisions of the charter documents or bylaws or equivalent governing instruments of any of KMI, the Contributors or the Companies; or (b) (i) conflict with any provision of any law or administrative regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to any of KMI, the Contributors or the Companies; (ii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, any indenture, mortgage or lien, or any agreement, contract, commitment or instrument to which any of KMI, the Contributors or the Companies is a party or by which any of them is bound or to which any property of KMI, the Contributors or any Company is subject; (iii) result in the creation of, or afford any person the right to obtain, any Lien on the Equity Interests or the property or assets of any of KMI, the Contributors or the Companies under any such material indenture, mortgage, lien, agreement, contract, commitment or instrument; or (iv) result in the revocation, cancellation, suspension, or material modification, individually or in the aggregate, of any Governmental Approval possessed by any Company that is necessary or desirable for the ownership, lease or operation of its properties and other assets in the carrying on of the business of the Companies as now conducted, including any Governmental Approvals under any applicable Environmental Law.

3.6           Consents

.  Except as set forth on Schedule 3.6, and compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and except for notice to, or consent of, Governmental Authorities related to the transfer of Environmental Permits, no consent, approval, license, permit, order, or authorization of, or registration, declaration, or filing with, (each a “Governmental Approval”) any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality (collectively, “Governmental Authorities”) is required to be obtained or made by or with respect to the Contributors or any Company in connection with:

(a)           the execution, delivery, and performance of this Agreement or the Constituent Documents to which the Contributors or any Company is a party or the consummation of the transactions contemplated hereby or thereby;

(b)           the enforcement against KMI or the Contributors of their respective obligations under this Agreement or the Constituent Documents to which such entity is a party; or

(c)           the conduct by the Companies of their respective business following the Closing as was conducted prior to the Closing.

3.7           Laws and Regulations; Litigation

.  Schedule 3.7 sets forth a list as of the date of this Agreement of all claims, fines, actions, suits, demands, investigations or proceedings or any arbitration or binding dispute resolution proceeding (collectively, “Litigation”) that are pending or, to KMI’s or the Contributors’ knowledge, threatened against or affecting the Companies or any of their respective properties, assets, operations or businesses or the Contributors’ ownership of interests therein (other than Litigation under any Environmental Law, which is the subject of Section 3.15) and that (a) would, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect on the Companies, taken as a whole, or (b) seeks any material injunctive relief.  Except as set forth in Schedule 3.7, the Contributors and the Companies are not in violation of or in default under any law or regulation or under any order (other than Environmental Laws, which are the subject of Section 3.15) of any Governmental Authority applicable to them except as would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect on the Companies, taken as a whole.  No Litigation is pending or, to the knowledge of KMI or either of the Contributors, threatened to which KMI or any Contributor is or may become a party that questions or involves the validity or enforceability of the obligations of KMI or either of the Contributors under this Agreement or the Constituent Documents or seeks to prevent or delay, or damages in connection with, the consummation of the transactions contemplated by this Agreement, and which, in either case, has a material and adverse effect on the ability of KMI or either Contributor to consummate the transactions contemplated by this Agreement.  Except as set forth in Schedule 3.7, as of the date of this Agreement, there is no Litigation initiated by the Companies that is pending against any other person.

3.8           Financial Statements; Internal Controls

.

(a)           The Contributors have delivered to KMEP true and correct copies of the following financial statements (the “Financial Statements”): (i) audited consolidated balance sheets of TGPC and EPNG and their respective subsidiaries as of December 31, 2011 and 2010 and related consolidated statements of income and comprehensive income for the twelve months then ended, and (ii) unaudited consolidated balance sheets of TGPC and EPNG and their respective subsidiaries as of March 31, 2012 (the “Balance Sheet Date” and such balance sheets, the “Balance Sheets”) and related consolidated statements of income and comprehensive income for the three months then ended.  The Financial Statements are accurate and complete and consistent with the books and records of the respective Companies, have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods involved (“GAAP”) (except as noted therein and, with respect to the interim financial statements, for normal year-end adjustments), and fairly present in all material respects the financial condition of the Companies, respectively, as and at the respective dates and the results of operations for the respective periods covered thereby.

(b)           Each of the Companies has in place a system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) that has been designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles; and KMI and the Contributors believe that the internal controls over financial reporting are effective.

3.9           No Adverse Changes

.  Except as set forth in Schedule 3.9 and for changes in the ordinary course of business or due to matters that generally affect the economy or the industry in which the Companies are engaged, since the Balance Sheet Date there have been no changes in (a) the assets, liabilities or financial condition of the Companies, taken as a whole or (b) the business, financial condition or results of operations of the Companies, taken as a whole, that, in either case, would, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect on the Companies, taken as a whole.  Except as set forth in Schedule 3.9, since the Balance Sheet Date, (x) the Contributors have caused the business of the Companies to be conducted in the ordinary course and in substantially the same manner as previously conducted and have made all reasonable efforts consistent with past practices to preserve each Company’s relationship with customers, suppliers, employees and others with whom such Company deals, and (y) no Company has (i) incurred any indebtedness for borrowed money, (ii) made any guarantees of the obligations of other persons, or (iii) incurred any material capital commitments not contained in the capital budgets of the Companies (collectively, the “Capital Budget”).  Between the Effective Date and the date hereof, no Company has taken any action that would have been prohibited by Section 5.1 if the provisions of such section were in effect during such period.

3.10           Liabilities

.  Except as set forth in the respective Balance Sheets or reflected in the notes thereto, the Companies did not have as of the date of such Balance Sheet any obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due) or any unrealized or unanticipated loss which in the aggregate was then material to the Companies’ business, properties, financial condition or results of operations and required to be reflected on such Balance Sheet or in the notes related thereto in accordance with GAAP that was not so reflected.

3.11           Taxes

.

(a)           Except as set forth in Schedule 3.11(a), (i) all Tax Returns (as hereinafter defined) required to be filed by or with respect to the Companies and the Companies’ assets and operations have been duly filed on a timely basis (taking into account all extensions of due dates) and such Tax Returns are true, correct and complete; (ii) all Taxes owed by the Companies or with respect to the Companies’ assets and operations which are or have become due have been timely paid in full; (iii) there are no Liens for Taxes on any of the assets of the Companies, other than Liens for Taxes not yet due and payable; (iv) there is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to the Companies nor is there any outstanding agreement or waiver by or with respect to the Companies extending the period for assessment or collection of any Tax; and (v) there is no pending or, to the knowledge of KMI and the Contributors, threatened action, audit, request for ruling, proceeding or investigation for assessment or collection of Tax and no Tax assessment, deficiency or adjustment has been asserted or proposed in writing with respect to the Companies that has not been resolved.

(b)           Schedule 3.11(b) contains a true and complete copy of each written Tax allocation or sharing agreement and a true and complete description of each unwritten Tax allocation or sharing arrangement affecting the Companies.  All such Tax allocation or sharing arrangements will be terminated effective as of the Closing Date, and no payments will become due by the Companies thereafter.

(c)           As of the Closing, each Company (other than Tennessee Gas Pipeline Issuing Corporation, Cross Country Development, L.L.C., and Bear Creek Storage Company, L.L.C.) will be a disregarded entity for federal income tax purposes.

(d)           In the twelve-month period ended December 31, 2011, more than 90% of the combined gross income (as determined for U.S. federal income tax purposes) of the business operations conducted with the assets that are to be held by the Companies on the Closing Date was “qualifying income” within the meaning of Section 7704(d) of the Code.  Each of the Contributors and KMI expects that more than 90% of the gross income of the business operations that is to be conducted with such assets in 2012 will be “qualifying income” within the meaning of Section 7704(d) of the Code.

3.12           Labor Matters and Employee Benefits

.

(a)           Labor Matters.  As of the Closing Date, the Companies will not have any employees.  None of the employees of KMI, the Contributors or their affiliates who provide services to the Companies (the “Associated Employees”) are covered by a collective bargaining agreement.  With respect to any of the Associated Employees, there are no union organizing efforts underway and there is no labor strike, other material dispute, slowdown or stoppage pending or threatened against any of KMI, the Contributors, the Companies or any of their affiliates.

(b)           Employee Benefits.

(i)           The Companies do not have any legal or equitable obligation to establish, do not sponsor or maintain, and have not sponsored or maintained within the six years prior to the date hereof, any compensation or benefit plan, agreement, program or policy (whether written or oral, formal or informal), including any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (the foregoing are referred to herein as “Plans”).  All Plans in which Associated Employees participate are sponsored or maintained by KMI, the Contributors or an affiliate of KMI or a Contributor.

(ii)           Except as would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect on the Companies, taken as a whole, each Plan in which Associated Employees participate and that is intended to be qualified under Section 401(a) of the Code, is and has been so qualified in form, and each Plan in which Associated Employees participate is and has been operated and maintained in material compliance with its terms and the provisions of all applicable laws, rules and regulations, including, without limitation, ERISA and the Code.

(iii)           With respect to any Plan that the Contributors (or any entity treated as a single employer with a Contributor for purposes of Section 414(b) or (c) of the Code or Section 4001(a)(14) of ERISA (the “Contributors Aggregated Group”)) has maintained within the last six years or has had any obligation to contribute to within the past six years, (A) except for an event that would not impose any liability on KMEP or the Companies, there has been no “reportable event,” as that term is defined in Section 4043 of ERISA, for which the thirty (30) day reporting requirement has not been waived, and the transactions contemplated by this Agreement will not result in such a “reportable event” for which a waiver does not apply, (B) none of the Companies, the Contributors or any member of the Contributors Aggregated Group has incurred any direct or indirect liability under Title IV of ERISA other than liability for premiums to the Pension Benefit Guaranty Corporation that have been timely paid and other than any liabilities for which the Companies have no direct or indirect responsibility or obligation, and (C) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived that, in either case, would give rise to a Lien on any of the Companies or their assets or that would, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect on the Companies, taken as a whole.  Except as would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect on the Companies, taken as a whole, none of the Companies, the Contributors or any member of the Contributors Aggregated Group contributes to, or has an obligation to contribute to, or has within six years prior to the Closing Date contributed to, or had an obligation to contribute to, a “multiemployer plan” within the meaning of Section 3(37) of ERISA (x) that is, or is reasonably expected to be in “critical” or “endangered” status as defined in Section 432 of the Code or Section 305 of ERISA, or (y) in respect of which any of the Companies or any member of the Contributors Aggregated Group has or may reasonably be expected to incur any withdrawal liability (as defined in Section 4201 of ERISA).

(iv)           Except as would not result in any liability to the Companies, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any subsequent employment-related event) result in any payment becoming due, result in the acceleration of the time of payment or vesting of any such benefits, result in the incurrence or acceleration of any other obligation related to the Plans or to any employee or former employee of any of the Contributors or any member of the Contributors Aggregated Group.

3.13           Accurate and Complete Records

.  The books, ledgers, financial records and other records of the Companies since January 1, 2010:

(a)           are in the possession of the Companies;

(b)           have been, in all material respects, maintained in accordance with all applicable laws, rules and regulations and generally accepted standards of practice; and

(c)           are accurate and complete in all material respects.

3.14           Management Projections

.  The projections provided to KMEP by KMI, the Contributors and the Companies during KMEP’s due diligence review of the Companies in connection with this Agreement, including with respect to the methods and terms of financing the Transaction, were made in good faith and are materially consistent with the expectations of KMI’s management.

3.15           Environmental

.

(a)           For purposes of this Agreement:

“Environmental Laws” shall include, without limitation, (i) the Resource Conservation and Recovery Act, as amended, (ii) the Clean Air Act, as amended; (iii) the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, (“CERCLA”); (iv) the Federal Water Pollution Control Act, as amended; (v) the Safe Drinking Water Act, as amended; (vi) the Toxic Substances Control Act, as amended; (vii) the Emergency Planning and Community Right-to Know Act, as amended; (viii) the National Environmental Policy Act, as amended; (ix) the Occupational Safety and Health Act, as amended; (x) the Pollution Prevention Act of 1990, as amended; (xii) the Hazardous Materials Transportation Act, as amended; (xiii) any regulations promulgated under (i) through (xii); or (xiv) any other federal, state or local statutes, laws, ordinances, rules, regulations, orders, codes, decisions, injunctions or decrees that regulate or otherwise pertain to the protection of human health or the protection of the environment, including the management, control, discharge, emission, treatment, containment, handling, removal, use, generation, migration, storage, release, transportation, disposal, recycling, remediation, manufacture, processing or distribution of Hazardous Materials that are or may present a threat to public health, worker or public safety or the environment.

“Hazardous Materials” means any substance, whether solid, liquid, or gaseous: (i) which is listed, defined, or regulated as a “hazardous material,” “hazardous waste,” “solid waste,” “hazardous substance,” “toxic substance,” “pollutant,” or “contaminant,” or otherwise classified as hazardous or toxic, in or pursuant to any Environmental Law; or (ii) which is or contains asbestos, polychlorinated biphenyls, radon, urea formaldehyde foam insulation, explosives, or radioactive materials; or (iii) any petroleum, petroleum hydrocarbons, petroleum products, crude oil and any components, fractions, or derivatives thereof, any oil or gas exploration or production waste, and any natural gas, synthetic gas and any mixtures thereof; or (iv) which causes or poses a threat to cause contamination or nuisance on any properties, or any adjacent property or a hazard to the environment or to the health or safety of persons on or about any properties.

(b) Except as set forth in Schedule 3.15 or as would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect on the Companies, taken as a whole: (i) the properties, assets, and operations of the Companies are in compliance with applicable Environmental Laws; (ii) to the knowledge of KMI and the Contributors, no circumstances exist with respect to the properties, assets and operations of the Companies that give rise to an obligation by the Contributors to investigate, remediate, monitor or otherwise address the presence, on-site or offsite, of Hazardous Materials under any applicable Environmental Laws, except as is currently being performed under applicable law or permit requirements; (iii) the Companies and their properties, assets, and operations are not subject to any pending or, to the knowledge of KMI and the Contributors, threatened, claim, action, suit, investigation, inquiry or proceeding, and, to the knowledge of KMI and the Contributors, there is no existing state of facts or circumstances that would be reasonably likely to give rise to any of the foregoing, under any Environmental Law (including, without limitation, designation as a potentially responsible party under CERCLA or any similar local or state law); (iv) all notices, permits, permit exemptions, licenses or similar authorizations, if any, required to be obtained or filed by the Companies under any Environmental Law in connection with its business (the “Environmental Permits”) have been duly obtained or filed and are valid and currently in full force and effect; (v) there has been no release of any Hazardous Material into the environment by the Companies or in connection with their properties, assets and operations, except in compliance with applicable Environmental Law; (vi) there has been no exposure of any person or property to any Hazardous Material in connection with the properties, operations or activities of the Companies, except as would not reasonably be expected to give rise to a claim, action, suit or proceeding by or on behalf of such person or property; (vii) the Contributors and the Companies have made available to KMEP all internal and external environmental audits and studies and correspondence on substantial environmental matters (in each case relevant to the Companies) in the possession of the Contributors or the Companies; and (viii) the Companies have maintained all environmental and operating documents and records in the manner and for the time periods each Environmental Law requires.  Except as set forth in Schedule 3.15 or as would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect on the Companies, taken as a whole, each of the Environmental Permits is valid and in full force and effect, and no violation thereof has been experienced, noted or recorded and there are no legal proceedings pending or, to the knowledge of KMI and the Contributors, threatened to revoke or limit any of the Environmental Permits.

3.16           Bankruptcy

.  There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by, or to KMI's and the Contributors' knowledge, threatened against the Contributors or the Companies.

3.17           Contracts and Commitments

.

(a)           Schedule 3.17 contains a complete and accurate list of all contracts (written or oral), plans, undertakings, commitments or agreements or other instruments (including, without limitation, intercompany contracts) (“Contracts”) of the following categories to which any Company is a party or by which it or any of its properties or assets is bound as of the date of this Agreement:

(i)           (1) Contracts for the purchase of materials, supplies, or equipment (other than purchase contracts and orders for inventory in the ordinary course of business consistent with past practice), (2) management, service, commission, consulting, or other similar types of Contracts or (3) advertising Contracts, in any such case that have an aggregate future liability to any person (other than the Companies) in excess of $2,500,000 per year and are not terminable by the Companies by notice of not more than 30 days;

(ii)           material licenses, options, or other agreements relating in whole or in part to the Intellectual Property (including any license or other agreement under which a Company is licensee or licensor of any such Intellectual Property);

(iii)           Contracts (including so-called take-or-pay or keepwell agreements) under which any person (including a Company) has directly or indirectly guaranteed indebtedness, liabilities, or obligations of any person (in each case other than endorsements for the purpose of collection in the ordinary course of business) and, for each such guaranty, (A) whether the obligation covered by that guaranty relates to any Contributor or its affiliate and (B) if the guaranty is secured by a Lien on any property or other asset of the Companies, the nature of that security;

(iv)           any Contract that creates a partnership, joint venture, investment or other arrangement (A) involving a sharing of profits or losses relating to all or any portion of the business of any of the Companies, or (B) requiring any of the Companies to invest funds in or make loans to, or purchase any securities of, another person, venture or other business enterprise, in each case, that could reasonably be expected to be in excess of $10,000,000;

(v)           (1) Contracts pertaining to the purchase and sale of natural gas in all its forms and all other hydrocarbons (including liquid products) having a term of more than twenty-seven days or involving the payment or receipt of more than $2,500,000 per year of cash or other value, including, without limitation, pipeline leases or operating agreements, including compressor leases; and (2) Contracts pertaining to the processing, treating, compression, gathering, storage, exchange, transportation or transmission of natural gas in all its forms and all other hydrocarbons (including liquid products) involving the payment or receipt of more than $2,500,000 per year of cash or other value;

(vi)           Contracts, leases, or easements involving yearly rental payments or receipts in excess of $2,500,000;

(vii)           all promissory notes, loans, agreements, indentures, evidences of indebtedness or other instruments providing for the lending of money, whether as borrower, lender or guarantor, in excess of $10,000,000 and all related security agreements or similar agreements associated therewith;

(viii)           Contracts containing covenants limiting the freedom of a Company to engage in any line of business or compete with any person or operate at any location, including, without limitation, any preferential rights granted to third parties;

(ix)           Contracts for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with a value in excess of $10,000,000 (other than inventory) or capital stock of any person (including, without limitation, the Companies);

(x)           Contracts between a Company, on one hand, and any of the Contributors or any affiliate of the Contributors (or any current or former officer, director or employee of the Contributors or any affiliate of the Contributors) on the other hand;

(xi)           Contracts pertaining to the ownership, operation, or maintenance of any and all facilities of the Companies having a value in excess of $10,000,000;

(xii)           to the extent not otherwise listed on Schedule 3.17, Contracts the primary purpose of which are to require a Company to indemnify or otherwise make whole any person with an indemnification or make whole obligation having a value in excess of $10,000,000;

(xiii)           Contracts that prohibit a Company from making cash distributions in respect of the equity interests of such Company, other than restrictions set forth in the limited liability company agreement or other governing documents of a Company; and

(xiv)           any other Contract which is material to the Companies.

(b)           True copies of the written Contracts, and accurate written summaries of the oral Contracts, identified in Schedule 3.17 (the “Material Contracts”) have been made available to KMEP.  Except as set forth in Schedule 3.17, the Companies are not and, to KMI’s and the Contributors’ knowledge, no other party is in default under, or in breach or violation of (and no event has occurred which, with notice or the lapse of time or both, would constitute a default under, or a breach or violation or lapse of) any term, condition or provision of any of the Material Contracts except for defaults, breaches, violations or events which would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect on the Companies, taken as a whole.

(c)           Other than Contracts which have terminated or expired in accordance with their terms, each of the Material Contracts constitutes valid, binding and enforceable obligations of the Companies or the Contributors and the Contributors’ affiliates to the extent they are parties thereto and, to KMI’s and the Contributors’ knowledge, enforceable obligations of any other party thereto, in accordance with its terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered on a proceeding in equity or at law) and an implied covenant of good faith and fair dealing) and is in full force and effect, and no defenses, off-sets or counterclaims have been asserted or, to the knowledge of KMI and the Contributors, threatened by any party thereto other than the Companies, nor has a Company executed any waiver that materially waives any rights thereunder, except as Schedule 3.17 sets forth.

(d)           To KMI’s and the Contributors’ knowledge, no event has occurred which either entitles, or would, upon notice or lapse of time or both, entitle the holder of any indebtedness set forth in Schedule 3.17 to accelerate, or which does accelerate, the maturity of any indebtedness affecting the Companies.

(e)           Except as set forth in Schedule 3.17 or as would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect on the Companies, taken as a whole, (i) none of the Contributors, the Contributors' affiliates or the Companies have received any prepayment, advance payment, deposits or similar payments, and have no refund obligation, with respect to any gas or products purchased, sold, transported, gathered, stored or processed by or on behalf of the Companies; (ii) none of the Contributors, the Contributors’ affiliates or the Companies have received any compensation for transportation, gathering, storage or processing services which would be subject to any refund or create any repayment obligation either by or to the Companies, and to KMI's and the Contributors' knowledge, there is no basis for a claim that a refund is due; and (iii) with regard to gas transportation, gathering, processing, storage and sales Contracts in effect as of the date hereof, the Companies will be entitled to receive the full contract price in accordance with the terms of each such Contract for all gas and products transported, gathered, processed, stored and/or sold on and after the Closing Date.

3.18           Assets

.  All of the assets necessary to conduct the business of the Companies (the “Company Assets”), as such business is being conducted on the date of this Agreement, are owned or leased by the Companies, or provided to the Companies pursuant to Affiliate Contracts, except as would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect on the Companies, taken as a whole.

3.19           Assets Other than Real Property Interests

.

(a)           The Companies have good and valid title to all material tangible personal property and assets reflected on the most recent Balance Sheet or thereafter acquired, except those sold or otherwise disposed of since the Balance Sheet Date in the ordinary course of business consistent with past practice, in each case free and clear of all Liens except (i) such as are set forth in Schedule 3.19, (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and Liens for Taxes that are not due and payable or that may thereafter be paid without penalty, (iii) Liens that secure debt that is reflected as a liability on the Balance Sheets and the existence of which is indicated in the notes thereto, (iv) other imperfections of title or encumbrances, if any, that would not, individually or in the aggregate, materially interfere, or reasonably be expected to materially interfere, with the ordinary conduct of the Companies’ business, and (v) Liens created by KMEP or its successors and assigns (the

Liens described in clauses (i), (ii), (iii), (iv) and (v) above are referred to herein collectively as “Permitted Liens”).

(b)           All the property, plant and equipment of the Companies has been maintained in accordance with generally accepted industry practice and is in good operating condition and repair, ordinary wear and tear excepted, and adequate for the purposes for which it is currently being used or held for use, to transport the amount of natural gas permitted under its

Federal Energy Regulatory Commission (“FERC”) certificates.  This Section 3.19 does not relate to real property or interests in real property, such items being the subject of Section 3.20.

3.20           Title to Real Property

.

(a)           Other than as specifically set forth to the contrary on Schedule 3.20, each of the Companies has good and marketable title to all fee-owned real property and a valid leasehold interest in all leased real property of the Companies which is sufficient for the operation of their respective businesses as such businesses are being conducted on the date of this Agreement (collectively, the “Property”), free and clear of all Liens except Permitted Liens, except as would not, individually or in the aggregate, have, or reasonably be expected to have a Material Adverse Effect on the Companies, taken as a whole.

(b)           Other than as specifically set forth to the contrary on Schedule 3.20, each of the Companies has such consents, easements, rights-of-way, permits and licenses (collectively, “Rights-of-Way”) as are sufficient to conduct its business as such business is being conducted on the date of this Agreement, except as would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect on the Companies, taken as a whole.  Each of the Companies has fulfilled and performed all its material obligations with respect to such Rights-of-Way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way, except for such revocations, terminations and impairments that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Companies, taken as a whole.

(c)           Other than as specifically set forth to the contrary on Schedule 3.20, (i) (A) there are no pending proceedings or actions to modify the zoning classification of, or to condemn or take by power of eminent domain, all or any of the Property and (B) none of the Contributing Parties have knowledge of any such threatened proceeding or action, which (in either case), if pursued, individually or in the aggregate, would have or would reasonably be expected to have a Material Adverse Effect on the Companies, taken as a whole, (ii) to the extent located in jurisdictions subject to zoning, the Property is properly zoned for the existence, occupancy and use of all the improvements located on the Property and on the Rights-of-Way held by any of the Companies, except as would not, individually or in the aggregate, have or  reasonably be expected to have a Material Adverse Effect on the Companies, taken as a whole, and (iii) none of such improvements are subject to any conditional use permits or “permitted non-conforming use” or “permitted non-conforming structure” classifications or similar permits or classifications, except as would not, either currently or in the case of a rebuilding of or additional construction of improvements, reasonably be expected to have, individually or in the aggregate, a  Material Adverse Effect on the Companies, taken as a whole.

3.21           Intellectual Property

.  Schedule 3.21 sets forth a true and complete list of all patents, trademarks (registered or unregistered), trade names, service marks and copyrights and applications therefor (collectively, “Intellectual Property”), owned, used, filed by, licensed or material to the Companies.  With respect to registered trademarks, Schedule 3.21 sets forth a list of all jurisdictions in which such trademarks are registered or applied for and all registration and application numbers.  Except as set forth on Schedule 3.21, the Companies own, and the Companies have the right to use, execute, reproduce, display, perform, modify, enhance, distribute, prepare derivative works of and sublicense, without payment to or claim of infringement by any other person, all Intellectual Property listed on Schedule 3.21, as applicable, and the consummation of the transactions contemplated hereby will not conflict with, alter or impair or require the consent of any person with respect to any such rights, in each case, except as would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect on the Companies, taken as a whole.

3.22           Licenses; Permits

.  The Contributors have all material licenses, permits and authorizations (other than Environmental Permits) that are necessary or desirable for the conduct of the business and the ownership or lease and the operation of its properties and other assets of the Companies.  The Companies hold all licenses, permits and authorizations (other than Environmental Permits, which are the subject of Section 3.15) that are necessary or desirable for the conduct of the business and the ownership or lease and the current operation of its properties and other assets, each in compliance with applicable law and regulation of Governmental Authorities, except for those the failure of which to have would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect on the Companies, taken as a whole.  The Companies have complied in all material respects with all terms and conditions thereof.  All such material licenses, permits and authorizations that are held in the name of any employee, officer, director, stockholder, member, agent or otherwise on behalf of the Companies shall be deemed included under this warranty.

3.23           Transactions with Affiliates

.  Set forth in Schedule 3.23 is a complete and accurate list of all agreements, contracts and other arrangements between any of the Companies, on the one hand, and any of their affiliates (other than another Company), on the other hand (the “Affiliate Contracts”).

3.24           Customer Accounts Receivable

.  Except as Schedule 3.24 sets forth, all customer accounts receivable and notes receivable of the Companies, whether reflected on the most recent Balance Sheets or subsequently created, have arisen from bona fide transactions in the ordinary course of business and have been collected or are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserves for doubtful accounts reflected on the most recent Balance Sheets or reflected in the Working Capital Amount.  Each Company has good and marketable title to its accounts receivable, free and clear of all Liens, except as set forth in Schedule 3.24.  Schedule 3.24 sets forth, by customer name and account, all receivables of the Companies which would be classified as current assets under the classification “accounts receivable” on the Companies’ balance sheets as of March 31, 2012 (a) that have remained or are expected to remain unpaid for more than 75 days after the due date of the original invoice or 120 days after the date of the invoice, (b) as to which any unresolved dispute with the customer exists or (c) that are owed by a debtor in any bankruptcy or insolvency case.

3.25           Insurance

.  KMI or an affiliate of KMI (other than the Companies), maintains, on behalf of the Companies, policies of fire and casualty, liability, and other forms of insurance in such amounts, with such deductibles, and against such risks and losses as are, in KMI’s and the Contributors’ judgment, reasonable for the business and assets of the Companies.  The insurance policies maintained with respect to the Companies and their assets and properties owned and maintained by the Companies are listed on Schedule 3.25.  All such policies are, and after the Closing will continue, in full force and effect, all premiums due and payable thereon have been paid, and no notice of cancellation or termination has been received with respect to any such policy that has not been replaced on substantially similar terms prior to the date of such cancellation.  No written notice of cancellation of, or written notice of an intention not to renew, any such insurance policy has been received by either KMI or the Contributors other than in the ordinary course of business. To the knowledge of KMI and the Contributors, the activities and operations of the Companies have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies.

3.26           Securities Laws

.

(a)           The Contributors acknowledge that upon their issuance, a legend in substantially the following form will be associated with the Newly Issued Common Units:

THESE UNITS HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS (“ACTS”).  THE UNITS HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE UNITS UNDER THE ACTS OR AN OPINION OF COUNSEL SATISFACTORY TO THE PARTNERSHIP THAT SUCH REGISTRATION IS NOT REQUIRED AND THEN ONLY IN COMPLIANCE WITH THE RESTRICTIONS ON TRANSFER SET FORTH IN SECTION 5.8 OF THE CONTRIBUTION AGREEMENT DATED AS OF AUGUST 6, 2012, A COPY OF WHICH MAY BE OBTAINED FROM THE PARTNERSHIP AT ITS PRINCIPAL EXECUTIVE OFFICE.

(b)           Each of the Contributors is an accredited investor within the meaning of Rule 501(a) under the Securities Act of 1933, as amended (the “Securities Act”), and the Newly Issued Common Units to be issued to it pursuant to this Agreement are being acquired for its own account and not with a view toward, or for sale in connection with, any distribution thereof except in compliance with applicable United States federal and state securities laws. The Contributors are aware that no federal or state Governmental Authority has made any finding or determination as to the fairness of an investment in the Newly Issued Common Units nor any recommendation or endorsement with respect thereto. The Contributors acknowledge that the issuance of the Newly Issued Common Units has not been registered under the Securities Act in reliance on an exemption therefrom.

(c)           Each of the Contributors has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Newly Issued Common Units and each of the Contributors is capable of bearing the economic risks of such investment.

3.27           Brokerage Arrangements

.  Neither KMI, the Contributors nor any of the Companies has entered (directly or indirectly) into any agreement with any person, firm or corporation that would obligate KMEP or the Companies to pay any commission, brokerage or “finder's fee” or other fee in connection with this Agreement or the transactions contemplated herein.

3.28           Rate Refunds

.  Except as Schedule 3.28 sets forth, none of the customers of the Companies is entitled to any refund of rates under FERC regulation of tariffs for any period prior to the Closing Date.

3.29           Delivery of Opinion

.  Barclays Capital Inc., the financial advisor to the KMI Board, has delivered its opinion to the KMI Board to the effect that, as of the date hereof, from a financial point of view the Total Consideration to be received pursuant to this Agreement is fair to KMI.

3.30           Investment Company

.  None of the Contributors or the Companies is, nor immediately after the Closing will be, subject to regulation under the Investment Company Act of 1940, as amended.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF KMEP

KMEP hereby represents and warrants to the Contributors that the following representations and warranties are as of the date hereof true and correct:

4.1           Organization and Existence

.  KMEP is a limited partnership validly existing and in good standing under the laws of the State of Delaware.  KMEP has full partnership power and authority to own and hold the properties and assets it now owns and holds and to carry on its business as and where such properties are now owned or held and such business is now conducted.  KMEP is duly licensed or qualified to do business as a foreign partnership and is in good standing in the states in which the character of the properties and assets now owned or held by it or the nature of the business now conducted by it requires it to be so licensed or qualified, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect on KMEP.

4.2           Authority and Approval

.  KMEP has the partnership power and authority to execute and deliver this Agreement and the Constituent Documents, to consummate the transactions contemplated hereby and thereby and to perform all the terms and conditions hereof and thereof to be performed by it.  The execution and delivery by KMEP of this Agreement and the Constituent Documents, the performance by KMEP of all the terms and conditions hereof and thereof to be performed by it and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all requisite partnership action of KMEP.  This Agreement constitutes, and when executed the Constituent Documents will constitute, valid and binding obligations of KMEP enforceable in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity.

4.3           Brokerage Arrangements

.  KMEP has not entered (directly or indirectly) into any agreement with any person, firm or corporation that would obligate KMI, the Contributors or any of their affiliates (other than KMEP and its subsidiaries) to pay any commission, brokerage or “finder's fee” or other fee in connection with this Agreement or the transactions contemplated herein.

4.4           Securities Laws

.

(a)           KMEP is an accredited investor within the meaning of Rule 501(a) under the Securities Act, and the Equity Interests being purchased by KMEP pursuant to this Agreement are being acquired for KMEP’s own account and not with a view toward, or for sale in connection with, any distribution thereof except in compliance with applicable United States federal and state securities laws.  KMEP is aware that no Governmental Authority has made any finding or determination as to the fairness of an investment in the Equity Interests, nor any recommendation or endorsement with respect thereto.  KMEP acknowledges that the contribution of the Equity Interests has not been registered under the Securities Act in reliance on an exemption therefrom.

(b)           KMEP has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Equity Interests and is capable of bearing the economic risks of such investment.

4.5           Newly Issued Common Units

(a)           .  Upon issuance at the Closing, the Newly Issued Common Units will be validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware Revised Limited Partnership Act) and free of any preemptive or similar rights.

4.6           SEC Filings

.  Since January 1, 2011, (a) KMEP has made all filings on Form 10-K and Form 10-Q required to be made by the Securities Act and the Exchange Act, (b) all filings (other than Form 8-K filings) by KMEP with the Securities and Exchange Commission (the “SEC”), at the time filed (in the case of documents filed pursuant to the Exchange Act) or when declared effective by the SEC (in the case of registration statements filed under the Securities Act) complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, (c) no such filing, at the time described above, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading, and (d) all financial statements contained or incorporated by reference therein complied as to form when filed in all material respects with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP (except as may be indicated in the notes thereto), and fairly presented in all material respects the financial condition and results of operations of KMEP at and as of the respective dates thereof and the consolidated results of its operations and changes in cash flows for the periods indicated (subject in the case of unaudited statements, to normal year-end audit adjustments).

4.7           Delivery of Opinion

.  Greenhill, the financial advisor to the Conflicts Committee, has delivered its opinion to the Conflicts Committee and the Audit Committee of KMGP that the Total Consideration is fair to KMEP from a financial point of view.

ARTICLE V

ADDITIONAL AGREEMENTS, COVENANTS, RIGHTS AND OBLIGATIONS

5.1           Certain Changes

.  Except as set forth on Schedule 5.1, without first obtaining the written consent of KMEP (which consent will not be unreasonably withheld, conditioned or delayed), from the date hereof until the Closing Date, the Contributors covenant that they shall use their reasonable best efforts to cause the Companies not to:

(a)           make any material change in the conduct of their businesses and operations, or their financial reporting or accounting methods, principles or policies, other than those required by GAAP or applicable law;

(b)           other than in the ordinary course of business or as set forth in Schedule 5.1(b), enter into any Contract that would be defined as a “Material Contract” hereunder or terminate or amend in any material respect any Material Contract to which any of the Companies is a party;

(c)           repurchase, redeem or otherwise acquire any of their equity securities;

(d)           merge into or with or consolidate with any other entity or acquire the business or all or a substantial portion of the assets of any person or other entity;

(e)           make any change in their charter documents, partnership documents, bylaws or equivalent governing instruments (except as provided in Section 5.10);

(f)           purchase any securities of any corporation, person or entity, except short- term debt securities of governmental entities and banks, or make any investment in any corporation, partnership, joint venture or other business enterprise, except to the extent required by the terms of any existing Material Contract;

(g)           issue or sell any equity interests, notes, bonds or other securities of any of the Companies, or any option, warrant or right to acquire any equity interests, notes, bond or other securities of any of the Companies;

(h)           make any non-cash distribution with respect to its equity interests;

(i)           increase the indebtedness of, or incur any obligation or liability, direct or indirect, for the Companies, other than the incurrence of liabilities in the ordinary course of business consistent with past practices; provided, however, that in no event shall the Companies incur, assume or guarantee any long-term indebtedness for borrowed money;

(j)           sell, lease or otherwise dispose of any material portion of their assets other than the sale of their assets in the ordinary course of business;

(k)           liquidate, dissolve, recapitalize or otherwise wind up its business;

(l)           purchase, lease or otherwise acquire any material property of any kind whatsoever other than in the ordinary course of business;

(m)           implement or adopt any material change in their Tax methods, principles or elections;

(n)           hire any employees, enter into any employment agreement or enter into any collective bargaining or labor agreements or adopt any benefit plan;

(o)           permit any of its assets to become subjected to any Lien, other than Permitted Liens;

(p)           cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value (except as provided in Section 6.1(g));

(q)           except for intercompany transactions in the ordinary course of business, pay, loan or advance any amount to, or sell, transfer or lease any of its assets to, or enter into any agreement or arrangement with, the Contributors or any of their affiliates (other than the Companies);

(r)           enter into or agree upon any settlement or compromise of pending Litigation (other than immaterial litigation in respect of which there shall be no impact to KMEP);

(s)           incur any capital expenditure in excess of $25,000,000, other than reasonable capital expenditures in connection with any emergency or force majeure events or as provided in the Capital Budget;

(t)           acquire, commence or conduct any activity or business that may generate income for federal income tax purposes that may not be “qualifying income,” within the meaning of Section 7704(d) of the Code, except to the extent such activity or business is being conducted on the date of this Agreement;

(u)           except as contemplated in Sections 5.2(d) and 5.2(e) or as may be required to perform the Contributors’ obligations under this Agreement, make any application, filing or other request for approval from any Governmental Authority with respect to any new rates, services, terms and conditions of service or construction of facilities; or

(v)           commit or agree, whether in writing or otherwise, to do any of the foregoing.

5.2           Operations

.  Other than as provided in this Agreement, the Contributors will cause the Companies to:

(a)           maintain their properties and facilities in as good working order and condition as of the date hereof, ordinary wear and tear excepted;

(b)           maintain and preserve their business organization intact, and maintain their relationship with suppliers, customers and others having business relations with them;

(c)           advise KMEP promptly in writing of any event or proposed change that would cause a material change in any document, schedule or other information delivered pursuant to this Agreement;

(d)           file on a timely basis all notices, reports or other filings necessary or required for the continuing operation of the business of the Companies to be filed with or reported to any Governmental Authority;

(e)           file on a timely basis all complete and correct applications or other documents necessary to maintain, renew or extend any permit, variance or any other approval required by any Governmental Authority necessary or required for the continuing operation of the businesses of the Companies whether or not such approval would expire before or after the Closing Date; and

(f)           not grant any proxy with respect to the Equity Interests or deposit any of the Equity Interests into a voting trust or enter into any voting agreement, contract or other obligation with respect to the Equity Interests or the Companies.

5.3           Access

.  The Contributors will afford to KMEP and its counsel, financial advisors, auditors and other authorized representatives (“Representatives”) reasonable access to the Contributors’ and the Companies’ financial, title, tax, corporate and legal materials and operating data and information available as of the date hereof and which becomes available to the Contributors at any time prior to the Closing Date, and will furnish to KMEP such other information as it may reasonably request, unless any such access and disclosure would violate the terms of any agreement to which the Contributors and the Companies are bound or any applicable law or regulation, or jeopardize the availability of any privilege.  The Contributors will use their reasonable best efforts to secure all requisite consents for the examination by KMEP and their Representatives of all information covered by confidentiality agreements and will promptly communicate to KMEP or its Representatives the substance of any such information, whether by redacting parts thereof or otherwise, so that disclosure would not violate any such confidentiality agreement or cause the loss of the privilege with respect thereto, and otherwise shall make all reasonable and appropriate substitute disclosure arrangements.  The Contributors will cause the Companies to allow KMEP access to and consultation with the lawyers, accountants, and other professionals employed by or used by the Companies for all purposes under this Agreement.  Any such consultation shall occur under circumstances appropriate to maintain intact the attorney-client privilege as to privileged communications and attorney work product.  Additionally, the Contributors will afford to KMEP and its Representatives reasonable access to the books and records of the Contributors insofar as they relate to property, accounting and tax matters of the Companies.  Until the Closing Date, the confidentiality of any data or information so acquired shall be maintained by KMEP and its Representatives.  Further, the Contributors will afford to KMEP and its Representatives reasonable access from the date hereof until the Closing Date, during normal business hours, to the Companies’ assets and properties; provided that such access shall be at the sole cost, expense and risk of KMEP.

5.4           Antitrust Notification; Other Reporting Requirements

.  Prior to the date hereof, KMI and KMEP filed with the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) and the United States Federal Trade Commission (the “FTC”) certain pre-merger notification and report forms required pursuant to the HSR Act with respect to the transactions contemplated herby.  KMI and KMEP will, as promptly as practicable upon request of the FTC or the Antitrust Division, file any supplemental information which may be reasonably requested in connection with the parties’ filings pursuant to the HSR Act and the rules and regulations promulgated thereunder.  KMI and KMEP will duly and timely file all notices and reports required to be filed with all other Governmental Authorities in contemplation of the consummation of the transactions described herein.

5.5           Reasonable Best Efforts

.  The Contributors and KMEP shall use their reasonable best efforts (a) to obtain all approvals and consents required by or necessary for the transactions contemplated by this Agreement, (b) to ensure that all of the conditions to the obligations of KMEP and the Contributors contained in Sections 6.1 and 6.2, respectively, are satisfied timely and (c) to substitute KMEP for KMI or its affiliates as a guarantor with respect to the items set forth on Schedule 5.5.

Each of KMEP and the Contributors acknowledges that certain actions may be necessary with respect to the matters and actions contemplated by this Section 5.5 such as making notifications and obtaining consents or approvals or other clearances that are material to the consummation of the transactions contemplated hereby, and each of KMEP and the Contributors agree to take such action as is reasonably necessary to complete such notifications and obtain such consents or approvals or other clearances; provided, however, that nothing in this Section 5.5 or elsewhere in this Agreement shall require any party hereto to hold separate or make any divestiture of any asset or otherwise agree to, and no consents or approvals or other clearances shall be deemed to be obtained for purposes of this Agreement if such consent or approval or other clearance contains any restriction on their operations or other materially burdensome condition which would in any such case be material to the assets, liabilities or business of any of the Contributors, KMEP, the Companies or any of their respective subsidiaries in order to obtain any consent or approval or other clearance required by this Agreement; provided, further, that it being understood that such reasonable actions shall not include any requirement to offer or grant financial accommodations to any third party or to remain secondarily liable with respect to any liability.

5.6           NYSE Listing

.  KMEP shall cause the Newly Issued Common Units to be issued pursuant to this Agreement to be approved for listing on the New York Stock Exchange on or prior to the Closing Date.

5.7           Schedules

.  At any time at least three (3) days prior to the scheduled Closing Date agreed to by the parties, KMI and the Contributors shall have the right (and the obligation) to update or amend in any respect their disclosure of any matter set forth or permitted to be set forth in the schedules hereto, including the addition of new schedules hereto, to the extent that such matter (i) was unknown to any officer of KMI or the Contributors on the date of this Agreement after reasonable due diligence with respect thereto or (ii) arises subsequent to the date of this Agreement, which fact (in the case of either (i) or (ii)) shall be certified by an executive officer of KMI.  Any such update or amendment will not diminish KMEP’s right to terminate this Agreement pursuant to Section 8.1(c) and will not be deemed to cure any breaches of representations or warranties for purposes of determining the satisfaction of the condition set forth in Section 6.1(a), and no such update or amendment will in any way diminish the right or ability of KMEP or any other KMEP Party to bring a claim or otherwise seek recourse against KMI or the Contributors, under Article X of this Agreement or otherwise, for any breach by KMI or the Contributors of any representation, warranty, covenant, agreement or condition of this Agreement.

5.8           Transfer Restrictions

.  From and after the Closing Date, neither the Newly Issued Common Units nor any interest therein shall be transferable by the Contributors without the prior written consent of KMEP until after the first anniversary date of the Closing Date except for transfers to affiliates of the Contributors (each a “Permitted Transferee”) in compliance with the provisions of the Securities Act in respect of the transfer of any such Newly Issued Common Units or any interest therein.  KMEP shall require (in form and substance reasonably satisfactory KMEP) any proposed Permitted Transferee to agree to take and hold such Newly Issued Common Units or any interest therein subject to the provisions and upon the conditions specified in this Section 5.8. Any transfer of the Newly Issued Common Units or any interest therein otherwise than in accordance with the terms of this Agreement shall be null and void.

5.9           Further Assurances

.  Each party hereto understands that due to other transactions or past business practices involving some of the parties hereto, there may be assets of the Companies previously contractually bound (whether in writing or not) and subject to assignment or transfer from the Companies or assets held by the Contributors and their affiliates that are or should be part of the Companies’ business or are not or should not be part of the Companies’ business, as applicable.  In that regard, each party hereto shall use its reasonable best efforts to take, or cause to take, all appropriate action for no additional or reduced consideration, and to do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to effect the appropriate assignment or transfer of any such assets identified by the parties hereto after the date hereof notwithstanding any other provision of this Agreement; provided, however, that if either KMI, on the one hand, or KMEP, on the other, determines that any such assignment or asset shall materially and adversely affect the transaction and consideration contemplated by this Agreement and exchanged at Closing, all parties hereto shall negotiate in good faith to effect an agreement with respect to any appropriate reallocation of consideration.  Schedule 5.9 sets forth a list as of the date of this Agreement, which list does not purport to be complete, of assets of the Companies that may be affected by this Section 5.9.  Notwithstanding the forgoing, the Contributors represent and warrant that none of the items or actions to be taken described in this Section 5.9 are material to the Companies, taken as a whole.

5.10           Conversion to Single Member Limited Liability Company

.  Prior to the Closing Date, KMI will cause each of EPNG and Mojave to be converted to a single member limited liability company with all related documents and instruments to be in form and substance mutually satisfactory to KMEP and KMI.

5.11           Amendment of KMEP Partnership Agreement; Contribution

.  Prior to or on the Closing Date, KMGP shall execute  the Fourth Amendment.  KMI shall cause KMGP to make the capital contribution to KMEP that is required  by the terms of the Partnership Agreement as a result of the issuance of the Newly Issued Units.

5.12           Transfer of Employees of the Companies

.  Prior to the Closing Date, the Contributors shall cause the Companies to transfer the employment of any employees of either Company to one or more Affiliates of KMI or the Contributors.

ARTICLE VI

CONDITIONS TO CLOSING

6.1           Conditions to the Obligation of KMEP

.  The obligation of KMEP to proceed with the Closing contemplated hereby is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by KMEP:

(a)           The representations and warranties of the Contributors and KMI made in this Agreement qualified as to materiality or a Material Adverse Effect shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date hereof and as of the time of the Closing as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date).  The Contributors and KMI shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Contributors and KMI by the time of the Closing.  The Contributors shall have delivered to KMEP a certificate dated the Closing Date and signed by an authorized officer of each of the Contributors confirming the foregoing matters set forth in this Section 6.1(a).

(b)           The waiting period under the HSR Act and the rules and regulations promulgated thereunder applicable to the transactions contemplated hereunder shall have expired or been terminated.

(c)           All necessary filings with and consents of any Governmental Authority required for the consummation of the transactions contemplated in this Agreement shall have been made and obtained, and all waiting periods with respect to filings made with Governmental Authorities in contemplation of the consummation of the transactions described herein shall have expired or been terminated.

(d)           All necessary consents, waivers, conditions precedent or similar transfer restrictions held by or to be granted by any third party, other than any Governmental Authority, required for the consummation of the transactions contemplated in this Agreement shall have been made and obtained, except where the failure to obtain such consents, waivers, conditions precedent or similar transfer restrictions would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect on the Companies, taken as a whole.

(e)           No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Authority, or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect.

(f)           Each of EPNG and Mojave shall have been converted to a single member limited liability company.

(g)           The Affiliate Contracts set forth on Schedule 6.1(g) shall have been terminated, and (i) any indebtedness of the Companies to any Contributor or any of the Contributors’ affiliates and (ii) any indebtedness of any Contributor or any of the Contributors’ affiliates to the Companies, in each case shall have been retired, cancelled or paid in full prior to the Closing.

6.2           Conditions to the Obligation of the Contributors

.  The obligation of the Contributors to proceed with the Closing contemplated hereby is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by the Contributors:

(a)           The representations and warranties of KMEP made in this Agreement qualified as to materiality or Material Adverse Effect shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date hereof and as of the time of the Closing as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality or Material Adverse Effect shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date).  KMEP shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by KMEP by the time of the Closing.  KMEP shall have delivered to the Contributors a certificate dated the Closing Date and signed by an authorized officer of the general partner of KMEP confirming the foregoing matters set forth in this Section 6.2(a).

(b)           The waiting period under the HSR Act and the rules and regulations promulgated thereunder applicable to the transactions contemplated hereunder shall have expired or been terminated.

(c)           All necessary filings with and consents of any Governmental Authority required for the consummation of the transactions contemplated in this Agreement shall have been made and obtained, and all waiting periods with respect to filings made with Governmental Authorities in contemplation of the consummation of the transactions described herein shall have expired or been terminated.

(d)           All necessary consents, waivers, conditions precedent or similar transfer restrictions held by or to be granted by any third party, other than any Governmental Authority, required for the consummation of the transactions contemplated in this Agreement shall have been made and obtained, except where the failure to obtain such consents, waivers, conditions precedent or similar transfer restrictions would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect on the Companies, taken as a whole.

(e)           No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Authority, or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect.

(f)           OLP A shall have executed and delivered the EPNG LLC Agreement.

(g)           The Fourth Amendment shall have been executed by the parties thereto.

ARTICLE VII

TAX MATTERS

7.1           Liability for Taxes

.

(a)           For purposes of this Agreement:

(i)           “Income Taxes” means any U.S. federal or state income Tax.

(ii)           “Non-Income Taxes” means any Tax other than an Income Tax.

(iii)           “Tax“ or “Taxes” means all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), gross receipts taxes, net proceeds taxes, alternative or add-on minimum, sales taxes, use taxes, real property gains or transfer taxes, ad valorem taxes, property taxes, value-added taxes, franchise taxes, production taxes, severance taxes, windfall profit taxes, withholding taxes, payroll taxes, employment taxes, excise taxes and other obligations of the same or similar nature to any of the foregoing;

(iv)           “Tax Returns” means all reports, estimates, declarations of estimated Tax, information statements and returns relating to, or required to be filed in connection with, any Taxes; and

(v)           “Taxing Authority” means, with respect to any Tax, the governmental body, entity or political subdivision thereof that imposes such Tax.

(b)           KMI shall be liable for, and shall indemnify and hold KMEP, the Companies and their respective affiliates harmless from any Taxes, together with any costs,

expenses, losses or damages, including reasonable expenses of investigation and attorneys' and accountants' fees and expenses, arising out of or incident to the determination, assessment or collection of Taxes (“Tax Losses”) (i) imposed on or incurred by the Companies or with respect to the Companies’ assets or operations or the TGPC Interest or the EPNG Interest with respect to any tax period (or portion thereof) ending on or prior to (x) the Closing Date with respect to Income Taxes (the “Pre-Closing Date Period”) and (y) the Effective Date with respect to Non-Income Taxes (the “Pre-Effective Date Period”), or (ii) attributable to a breach by the Contributors of Section 3.11, this Article VII or any other representation, warranty or covenant with respect to Taxes in this Agreement; provided that, with respect to Tax Losses incurred by EPNG or its Subsidiaries for which KMI elects to indemnify KMEP or one of its affiliates, other than EPNG or its Subsidiaries, directly, KMI shall be obligated to indemnify KMEP or such affiliate of KMEP only for 50% of such Tax Losses; and provided further, that KMI’s obligations pursuant to this Section 7.1(b) shall be reduced by the amount of any Taxes that are included in Working Capital Liabilities.

(c)           KMEP shall be liable for, and shall indemnify and hold the Contributors, KMI and their respective affiliates harmless from any Tax Losses (i) imposed on or incurred by the Companies with respect to any tax period (or portion thereof) ending after (x) the Closing Date with respect to Income Taxes or (y) the Effective Date with respect to Non-Income Taxes, or (ii) attributable to a breach by KMEP of any covenant with respect to Taxes in this Agreement; provided that, with respect to Tax Losses incurred by EPNG or its Subsidiaries for which KMEP elects to indemnify KMI or one of its affiliates, other than EPNG or its Subsidiaries, directly, KMEP shall be obligated to indemnify KMI or such affiliate of KMI only for 50% of such Tax Losses.

(d)           Whenever it is necessary for purposes of this Article VII to determine the portion of any Taxes imposed on or incurred by the Companies or with respect to the Companies’ assets or operations or the TGPC Interest or the EPNG Interest for a taxable period beginning before and ending after the Closing Date or the Effective Date, as applicable, which is allocable to the Pre-Closing Date Period or the Pre-Effective Date Period, as applicable, the determination shall be made, in the case of property or ad valorem taxes or franchise taxes (which are measured by, or based solely upon capital, debt or a combination of capital and debt), on a per diem basis and, in the case of other Taxes, by assuming that the Pre-Closing Date Period or the Pre-Effective Date Period, as applicable, constitutes a separate taxable period of the Companies and by taking into account the events occurring during such period (except that exemptions, allowances and deductions for a taxable period beginning before and ending after the Closing Date or the Effective Date, as applicable, that are calculated on an annual or periodic basis, such as the deduction for depreciation, shall be apportioned to the Pre-Closing Date Period or the Pre-Effective Date Period, as applicable, ratably on a per diem basis).  Notwithstanding anything to the contrary herein, any franchise Tax paid or payable with respect to the Companies shall be allocated to the taxable period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another taxable period is obtained by the payment of such franchise Tax.

(e)           KMEP agrees to pay to the Contributors any refund received after the Closing Date by KMEP or its affiliates, including the Companies, in respect of any Taxes for which the Contributors are liable under clause (b) of this Section 7.1.  The Contributors agree to pay to KMEP any refund received by the Contributors or their affiliates in respect of any Taxes for which KMEP is liable under clause (c) of this Section 7.1.  The parties shall cooperate in order to take all necessary steps to claim any such refund.  Any such refund received by a party or its affiliate for the account of the other party shall be paid to such other party within ten (10) days after such refund is received.

7.2           Tax Returns

.

(a)           KMI shall cause to be included in the pertinent federal income Tax Return (and the pertinent state income Tax Returns) for all periods ending on or before the Closing Date, all Tax Items of the Companies which are required to be included therein, shall cause such Tax Returns to be timely filed with the appropriate Taxing Authorities, and shall be responsible for the timely payment (and entitled to any refund) of all Taxes due with respect to the periods covered by such Tax Returns.  For purposes of this Agreement, “Tax Items” means all items of income, gain, loss, deduction and credit.

(b)           With respect to any Tax Return covering a taxable period ending on or before the Closing Date that is required to be filed after the Closing Date with respect to the Companies that is not described in paragraph (a) above, the Contributors shall cause such Tax Return to be prepared, shall cause to be included in such Tax Return all Tax Items required to be included therein, shall cause such Tax Return to be filed timely with the appropriate Taxing Authority, and shall be responsible for the timely payment (and entitled to any refund) of all Taxes due with respect to the period covered by such Tax Return.

(c)           With respect to any Tax Return covering a taxable period beginning on or before the Closing Date and ending after the Closing Date that is required to be filed after the Closing Date with respect to the Companies, KMEP shall cause such Tax Return to be prepared, shall cause to be included in such Tax Return all Tax Items required to be included therein, shall furnish a copy of such Tax Return to the Contributors, shall file timely such Tax Return with the appropriate Taxing Authority, and shall be responsible for the timely payment of all Taxes due with respect to the period covered by such Tax Return.  KMEP shall determine, in accordance with the provisions of Section 7.1(d) of the Agreement, the amount of Tax due with respect to the Pre-Closing Date Period or the Pre-Effective Date Period, as applicable (the “Contributors’ Tax”) and shall notify the Contributors of its determination of the Contributors' Tax.  The Contributors shall pay to KMEP an amount equal to the Contributors' Tax not later than five (5) days after the filing of such Tax Return.  Any refund attributable to Tax Returns filed pursuant to this Section 7.2(c) shall be apportioned between KMEP and the Contributors in a manner consistent with calculation of the Contributors' Tax.

(d)           KMEP shall, with respect to any Tax Return for which KMEP is responsible under Section 7.2(c) for preparing and filing, make such Tax work papers available for review by the Contributors if the Tax Return is with respect to Taxes for which the Contributors may be liable (in whole or in part) hereunder or under applicable law.  KMEP shall make such work papers available for review sufficiently in advance of the due date for filing such Tax Returns to provide the Contributors with a meaningful opportunity to analyze and comment on such Tax Returns and have such Tax Returns modified before filing, accepting the position of KMEP unless such position is contrary to the provisions of Section 7.2(e) hereof.

(e)           Any Tax Return which includes or is based on the operations, ownership, assets or activities of the Companies for any taxable period beginning before and ending after the Closing Date, and any Tax Return in respect of any Taxes for which the Contributors may be liable (in whole or in part) hereunder shall be prepared in accordance with past Tax accounting practices used with respect to the Tax Returns in question (unless such past practices are no longer permissible under the applicable law), and to the extent any items are not covered by past practices (or in the event such past practices are no longer permissible under the applicable tax law), in accordance with reasonable tax accounting practices selected by the filing party with respect to such Tax Return under this Agreement with the consent (not to be unreasonably withheld or delayed) of the non-filing party.

 (f)           Unless required by law, KMEP shall not file an amended Tax Return for any period ending on or prior to the Closing Date without the consent of the Contributors.

7.3           Tax Proceedings

.  In the event KMEP or any of its affiliates receives notice (the “Proceeding Notice”) of any examination, claim, adjustment, or other proceeding with respect to the liability of the Companies for Taxes for any period for which the Contributors are or may be liable under Section 7.1, KMEP shall notify the Contributors in writing thereof (the “KMEP Notice”) no later than the earlier of (a) thirty (30) days after the receipt by KMEP or any of its affiliates of the Proceeding Notice or (b) ten (10) days prior to the deadline for responding to the Proceeding Notice.  Such KMEP Notice shall contain factual information describing any asserted liability for Taxes in reasonable detail and shall be accompanied by copies of any notice or other documents received from any Taxing Authority with respect to such matter.  As to any such Taxes for which the Contributors are or may be liable under Section 7.1, the Contributors shall be entitled at their expense to control or settle the contest of such examination, claim, adjustment, or other proceeding, provided (i) the Contributors notify KMEP in writing that they desire to do so no later than the earlier of (1) thirty (30) days after receipt of KMEP Notice or (2) five (5) days prior to the deadline for responding to the Proceeding Notice, and (ii) the Contributors may not, without the consent of KMEP (which consent shall not be unreasonably withheld), agree to any settlement which would result in an increase in the amount of Taxes for which KMEP or the Companies is or may be liable under Section 7.1.  The Contributors shall be required to pay any Taxes required to be paid in connection with any examination, claim, adjustment or other proceeding, including, without limitation, any prepayment of Tax required to obtain the jurisdiction of a court.  The parties shall cooperate with each other and with their respective affiliates, and shall consult with each other, in the negotiation and settlement of any proceeding described in this Section 7.3.  KMEP will provide, or cause to be provided, to the Contributors necessary authorizations, including powers of attorney, to control any proceedings which the Contributors are entitled to control pursuant to this Section 7.3.  The Contributors shall pay to KMEP the amount of any Tax Losses KMEP may become entitled to by reason of the provisions of this Article VII within fifteen (15) days after the extent of any Tax liability has been determined by a final judgment or decree of a Court or a final and binding settlement with a Taxing Authority having jurisdiction thereof.

7.4           Cooperation and Exchange of Information

.  KMEP and the Contributors shall cooperate fully, and shall cause the Companies to cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Article VII and any proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Contributors and KMEP agree to retain all books and records in their possession or in the possession of their respective affiliates with respect to Tax matters pertinent to the Companies relating to any taxable period beginning before the Closing Date until the earlier of six years after the Closing Date or the expiration of the applicable statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and thereafter, upon request, allow KMEP to take possession of such books and records.  The Contributors further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any Taxing Authority or any other person or entity as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on KMEP or the Companies.  KMEP and the Contributors further agree, upon request, to provide the other party with all information regarding the Companies that either party may be required to report to any Taxing Authority.  Any information obtained pursuant to this Section 7.4 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting any audit or other proceeding.  Each party shall provide the cooperation and information required by this Section 7.4 at its own expense.

7.5           Survival

.  Anything to the contrary in this Agreement notwithstanding, the representations, warranties, covenants, agreements, rights and obligations of the parties hereto with respect to any Tax matter covered by this Agreement shall survive the Closing and shall terminate ninety (90) days after the expiration of the statute of limitations (including extensions) applicable to such Tax matter except to the extent that the person who is entitled to indemnity payments hereunder by reason of any breach thereof has prior to that time provided written notice to any person who would be required to make such an indemnity payment of the breach thereof.

7.6           Conflict

.  In the event of a conflict between the provisions of this Article VII and any other provisions of this Agreement, the provisions of this Article VII shall control.

ARTICLE VIII

TERMINATION

8.1           Events of Termination

.  This Agreement may be terminated at any time prior to the Closing Date:

(a)           by mutual written consent of KMEP and KMI;

(b)           by either KMEP or KMI in writing after September 30, 2012 (the “Outside Date”) if the Closing has not occurred by such date and, as of such date, the terminating party and its affiliates are not otherwise in material default or breach of this Agreement, or have not failed or refused to close without justification hereunder;

(c)           by either KMEP or KMI in writing without prejudice to other rights and remedies which the terminating party or its affiliates may have (provided the terminating party and its affiliates are not otherwise in material default or breach of this Agreement, or have not failed or refused to close without justification hereunder), if the other party or its affiliates shall (i) materially fail to perform its covenants or agreements contained herein required to be performed on or prior to the Closing Date, or (ii) materially breach or have materially breached any of its representations or warranties contained herein; provided, however, that in the case of clause (i) or (ii), the defaulting party shall have a period of ten (10) days following written notice from the nondefaulting party to cure any breach of this Agreement, if such breach is curable;

(d)           by either KMEP or KMI in writing, without liability, if there shall be any order, writ, injunction or decree of any Governmental Authority binding on KMEP or the Contributors, which prohibits or restrains KMEP or the Contributors from consummating the transactions contemplated hereby, provided that KMEP and the Contributors shall have used their reasonable best efforts to have any such order, writ, injunction or decree lifted and the same shall not have been lifted within 30 days after entry by any such Governmental Authority;

(e)           by KMI if any of the conditions set forth in Section 6.2 shall have become incapable of fulfillment, and shall not have been waived by KMI; or

(f)           by KMEP if any of the conditions set forth in Section 6.1 shall have become incapable of fulfillment, and shall not have been waived by KMEP.

8.2           Effect of Termination

.  In the event of the termination of this Agreement by a party, as provided in Section 8.1 above, this Agreement shall thereafter become void except for this Section 8.2, Section 11.1 and Section 11.3 hereof.  Nothing in this Section 8.2 shall be deemed to release either party from any liability for any willful, material breach by such party of the terms and provisions of this Agreement or to impair the right of either party to compel specific performance by the other party of its obligations under this Agreement.

ARTICLE IX

INVESTIGATION; LIMITATIONS

9.1           Independent Investigation

.  KMEP acknowledges that in making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely on its own independent investigation of the Companies, and upon the express written representations, warranties and covenants in this Agreement.  Without diminishing the scope of the express written representations, warranties and covenants of the parties in this Agreement and without affecting or impairing its right to rely thereon, KMEP ACKNOWLEDGES THAT NEITHER KMI NOR THE CONTRIBUTORS HAVE MADE, AND KMI AND THE CONTRIBUTORS HEREBY EXPRESSLY DISCLAIM AND NEGATE, ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO THE ASSETS AND OPERATIONS OF THE COMPANIES (INCLUDING, WITHOUT LIMITATION, ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS).

9.2           Survival

.

(a)           The liability of KMI for the breach of any of the representations and warranties of KMI and the Contributors set forth in Article 3 shall be limited to claims for which KMEP delivers written notice to the Contributors on or before the date that is eighteen (18) months after the Closing Date; provided, however, that (i) the representations and warranties set forth in Sections 3.12, 3.15 and 3.20 shall be limited to claims for which KMEP delivers written notice to the Contributors on or before the second anniversary date of the Closing Date, (ii) the representations and warranties set forth in Section 3.11 shall not be subject to this Section 9.2 but rather shall be governed by Section 7.5, and (iii) the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.5(a), and 3.27 shall not be limited as to time other than the applicable statute of limitations.

(b)           The liability of KMEP for the breach of any of the representations and warranties of KMEP set forth in Article 4 shall be limited to claims for which the Contributors deliver written notice to KMEP on or before the second anniversary date of the Closing Date; provided, however, that the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.4, 4.5 and 4.6 shall not be limited as to time other than the applicable statute of limitations.

(c)           Notwithstanding the foregoing, a representation and warranty shall not expire with respect to any claim made for a breach or inaccuracy thereof prior to the expiration date of the applicable survival period until such claim is finally resolved.

ARTICLE X

INDEMNIFICATION

10.1           Indemnification of KMI and the Contributors

.  Solely for the purpose of indemnification in this Section 10.1, the representations and warranties of KMEP in this Agreement shall be deemed to have been made without regard to any materiality or Material Adverse Effect qualifiers.  KMEP, from and after the Closing Date, shall indemnify and hold KMI and the Contributors and their affiliates (other than KMEP or KMEP’s public limited partners and its subsidiaries, including, for purposes of this Article X, the Companies), shareholders, directors, officers, employees, agents, representatives and insurers (collectively, the “Contributor Parties”) harmless from and against any and all damages (including exemplary damages and penalties), losses, deficiencies, costs, expenses, obligations, fines, expenditures, claims and liabilities, including reasonable counsel fees and reasonable expenses of investigation, defending and prosecuting litigation (collectively, the “Damages”), suffered by the Contributor Parties as a result of, caused by, arising out of, or in any way relating to (a) subject to Section 9.2 and Section 10.8, any breach of a representation or warranty of KMEP in this Agreement or in any certificate delivered hereunder, (b) any breach of any agreement or covenant in this Agreement on the part of KMEP, and (c) other than for any liability or obligation for which the KMEP Parties are being indemnified by KMI hereunder, any liability or obligation resulting from any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party against any Contributor Party that pertains to the ownership, operation or conduct of the business or affairs of TGPC and its Subsidiaries.  Nothing in this Section 10.1 shall apply to any liability with respect to Taxes, for which liability the sole remedy under this Agreement shall be as set forth in Article VII.

10.2           Indemnification of KMEP

.  Solely for the purpose of indemnification in this Section 10.2, the representations and warranties of KMI and the Contributors in this Agreement, other than Section 3.9, shall be deemed to have been made without regard to any materiality or Material Adverse Effect qualifiers. KMI, from and after the Closing, shall indemnify and hold KMEP and its respective affiliates (other than any of the Contributor Parties), shareholders, directors, officers, employees, agents, representatives and insurers (together with KMEP, the “KMEP Parties”) harmless from and against any and all Damages suffered by the KMEP Parties as a result of, caused by, arising out of, or in any way relating to (a) subject to Section 9.2 and Section 10.8, any breach of a representation or warranty of KMI or the Contributors in this Agreement or in any certificate delivered hereunder, and (b) any breach of any agreement or covenant in this Agreement on the part of KMI or the Contributors under this Agreement; provided that, with respect to Damages incurred by EPNG or its Subsidiaries for which KMI elects to indemnify KMEP or another KMEP Party, other than EPNG or its Subsidiaries, directly, KMI shall be obligated to indemnify such KMEP Party only for 50% of such Damages.  Nothing in this Section 10.2 shall apply to any liability with respect to Taxes, the sole remedy under this Agreement for which liability shall be as set forth in Article VII.

10.3           Demands

.  Each indemnified party hereunder agrees that promptly upon its discovery of facts giving rise to a claim for indemnity under the provisions of this Agreement, including receipt by it of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party (such third party actions being collectively referred to herein as the “Indemnity Claim”), with respect to any matter as to which it claims to be entitled to indemnity under the provisions of this Agreement, it will give prompt notice thereof in writing to the indemnifying party, together with a statement of such information respecting any of the foregoing as it shall have.  Such notice shall include a formal demand for indemnification under this Agreement.  If the indemnified party knowingly failed to notify the indemnifying party thereof in accordance with the provisions of this Agreement in sufficient time to permit the indemnifying party or its counsel to defend against such matter and to make a timely response thereto including, without limitation, any responsive motion or answer to a complaint, petition, notice or other legal, equitable or administrative process relating to the Indemnity Claim, the indemnifying party’s indemnity obligation relating to such Indemnity Claim shall be limited to the extent that such knowing failure to notify the indemnifying party has actually resulted in material prejudice or damage to the indemnifying party.

10.4           Right to Contest and Defend

.  The indemnifying party shall be entitled at its cost and expense to contest and defend by all appropriate legal proceedings any Indemnity Claim with respect to which it is called upon to indemnify the indemnified party under the provisions of this Agreement; provided, that notice of the intention to so contest shall be delivered by the indemnifying party to the indemnified party within 20 days from the date of receipt by the indemnifying party of notice by the indemnified party of the assertion of the Indemnity Claim.  Any such contest may be conducted in the name and on behalf of the indemnifying party or the indemnified party as may be appropriate.  Such contest shall be conducted and prosecuted diligently to a final conclusion or settled in accordance with this Section 10.4 by reputable counsel employed by the indemnifying party and not reasonably objected to by the indemnified party, but the indemnified party shall have the right but not the obligation to participate in such proceedings and to be represented by counsel of its own choosing at its sole cost and expense.  The indemnifying party shall have full authority to determine all action to be taken with respect thereto; provided, however, that the indemnifying party will not have the authority to subject the indemnified party to any obligation whatsoever, other than the performance of purely ministerial tasks or obligations not involving material expense.  If the indemnifying party does not elect to contest any such Indemnity Claim or elects to contest such Indemnity Claim but fails diligently and promptly to prosecute or settle such claim, the indemnifying party shall be bound by the result obtained with respect thereto by the indemnified party. If the indemnifying party shall have assumed the defense of an Indemnity Claim, the indemnified party shall agree to any settlement, compromise or discharge of an Indemnity Claim that the indemnifying party may recommend and that by its terms (a) obligates the indemnifying party to pay the full amount of the liability in connection with such Indemnity Claim, (b) releases the indemnified party completely in connection with such Indemnity Claim and (c) would not otherwise adversely affect the indemnified party.

Notwithstanding the foregoing, the indemnifying party shall not be entitled to assume the defense of any Indemnity Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the indemnified party in defending such Indemnity Claim) if the Indemnity Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the indemnified party which the indemnified party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages.  If such equitable relief or other relief portion of the Indemnity Claim can be so separated from that for money damages, the indemnifying party shall be entitled to assume the defense of the portion relating to money damages.

10.5           Cooperation

.  If requested by the indemnifying party, the indemnified party agrees to cooperate with the indemnifying party and its counsel in contesting any Indemnity Claim that the indemnifying party elects to contest or, if appropriate, in making any counterclaim against the person asserting the Indemnity Claim, or any cross-complaint against any person, and the indemnifying party will reimburse the indemnified party for any expenses incurred by it in so cooperating.  At no cost or expense to the indemnified party, the indemnifying party shall cooperate with the indemnified party and its counsel in contesting any Indemnity Claim.

10.6           Right to Participate

.  The indemnified party agrees to afford the indemnifying party and its counsel the opportunity to be present at, and to participate in, conferences with all persons, including Governmental Authorities, asserting any Indemnity Claim against the indemnified party or conferences with representatives of or counsel for such persons.

10.7           Payment of Damages

.  The indemnification required hereunder shall be made by periodic payments of the amount thereof during the course of the investigation or defense, within ten (10) days following the date of delivery of reasonably specific bills or the date Damages are incurred and reasonable evidence thereof is delivered.  In calculating any amount to be paid by an indemnifying party by reason of the provisions of this Agreement, the amount shall be reduced by an amount equal to any insurance proceeds actually received by the indemnified party related to the Damages, less any related costs and expenses, including the aggregate cost of pursuing any related insurance claims and any related chargebacks (it being agreed that neither party shall have any obligation to seek to recover any insurance proceeds and that, promptly after the realization of any insurance proceeds, the indemnified party shall reimburse the indemnifying party for such reduction in Damages for which the indemnified party was indemnified prior to the realization of reduction of such Damages).

10.8           Limitations on Indemnification

.

(a)           To the extent the KMEP Parties are entitled to indemnification for Damages pursuant to Section 10.2(a), KMI shall not be liable for such Damages unless the aggregate amount of such Damages exceeds $43,500,000 (the “Deductible”), and then only to the extent of any such excess.

(b)           In addition, to the extent the KMEP Parties are entitled to indemnification for Damages pursuant to Section 10.2(a), KMI shall not be liable for Damages that exceed, in the aggregate, $580,800,000 (the “Indemnification Limit”).

(c)           Notwithstanding Sections 10.8(a) and (b) above, to the extent the KMEP Parties are entitled to indemnification for Damages (i) pursuant to Section 10.2(a) as it relates solely to Sections 3.1, 3.2, 3.3, 3.4, 3.5(a), and 3.27, (ii) pursuant to Section 10.2(b) or (iii) for claims arising from actual fraud, the Contributors shall be fully liable for such Damages without respect to the Deductible in Section 10.8(a) and the Indemnification Limit in Section 10.8(b).

(d)           To the extent the Contributor Parties are entitled to indemnification for Damages pursuant to Section 10.1(a), KMEP shall not be liable for Damages unless the aggregate amount of such Damages exceeds, in the aggregate, the Deductible, and then only to the extent of any such excess.

(e)           In addition, to the extent the Contributor Parties are entitled to indemnification for Damages pursuant to Section 10.1(a), KMEP shall not be liable for such Damages that exceed, in the aggregate, the Indemnification Limit.

(f)           Notwithstanding Sections 10.8(d) and (e) above, to the extent the Contributor Parties are entitled to indemnification for Damages (i) pursuant to Sections 10.1(b) or (ii) for claims arising from actual fraud, KMEP shall be fully liable for such Damages without respect to the Deductible in Section 10.8(d) and the Indemnification Limit in Section 10.8(e).

10.9           Sole Remedy

.  After the Closing, no party hereto shall have any liability to any other party hereto under this Agreement or the transactions contemplated hereby except as is provided in Article 7 or this Article 10 (other than claims or causes of action arising from actual fraud).

10.10           Express Negligence Rule

.  THE INDEMNIFICATION AND ASSUMPTION PROVISIONS PROVIDED FOR IN THIS AGREEMENT HAVE BEEN EXPRESSLY NEGOTIATED IN EVERY DETAIL, ARE INTENDED TO BE GIVEN FULL AND LITERAL EFFECT, AND SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, OBLIGATIONS, CLAIMS, JUDGMENTS, LOSSES, COSTS, EXPENSES OR DAMAGES IN QUESTION WERE FORESEEABLE, ARISE OR AROSE SOLELY OR IN PART FROM THE GROSS, ACTIVE, PASSIVE OR JOINT OR CONCURRENT NEGLIGENCE, CONTRACTUAL COMPARATIVE NEGLIGENCE, STRICT LIABILITY, NO-FAULT OR OTHER FAULT OF ANY INDEMNIFIED PARTY.  KMEP, KMI AND THE

CONTRIBUTORS ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND CONSTITUTES CONSPICUOUS NOTICE.  NOTICE IN THIS CONSPICUOUS NOTICE IS NOT INTENDED TO PROVIDE OR ALTER THE RIGHTS AND OBLIGATIONS OF THE PARTIES, ALL OF WHICH ARE SPECIFIED ELSEWHERE IN THIS AGREEMENT.

ARTICLE XI

MISCELLANEOUS

11.1           Expenses

. Except as otherwise set forth herein, each party hereto shall pay its own expenses incident to this Agreement and all action taken in preparation for carrying this Agreement into effect.

11.2           Notices

.  Any notice, request, instruction, correspondence or other document to be given hereunder by either party to the other (herein collectively called “Notice”) shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or mailed by certified mail, postage prepaid and return receipt requested, or by telecopier, as follows:

If to the Contributors, addressed to:

Kinder Morgan, Inc.
One Allen Center, Suite 1000
500 Dallas Street
Houston, Texas 77002
Attention: General Counsel
Telecopy: (713) 369-9410

with a copy, which will not constitute Notice, to:

Bracewell & Giuliani LLP
South Tower Pennzoil Place
711 Louisiana, Suite 2300
Houston, Texas  77002
Attention: Gregory Bopp
Telecopy: (713) 221-2198

If to KMEP, addressed to:

Kinder Morgan Energy Partners, L.P.
One Allen Center, Suite 1000
500 Dallas Street
Houston, Texas 77002
Attention: General Counsel
and Lead Director of Audit Committee
Telecopy: (713) 369-9499

with a copy, which will not constitute Notice, to:

Baker Botts L.L.P.
One Shell Plaza
910 Louisiana St.
Houston, Texas; 77002
Attention: Joshua Davidson
Telecopy: (713) 229-2727

Notice given by personal delivery, courier service or telecopier shall be effective upon actual receipt.  Notice given by mail shall be effective at the close of business on the third business day next following the day when placed in the mail, certified, with postage prepaid and return receipt requested, appropriately addressed.  Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

11.3           Governing Law

.  This Agreement shall be governed and construed in accordance with the substantive laws of the State of Texas without reference to principles of conflicts of law that would result in the application of the laws of another jurisdiction.

11.4           Public Statements

.  The parties hereto shall consult with each other and no party shall issue any public announcement or statement with respect to the transactions contemplated hereby without the consent of the other parties, which shall not be unreasonably withheld or delayed, unless the party desiring to make such announcement or statement, after seeking such consent from the other parties, obtains advice from legal counsel that a public announcement or statement is required by applicable law or stock exchange regulations.

11.5           Form of Payment

.  All payments hereunder shall be made in United States dollars and, unless the parties making and receiving such payments shall agree otherwise or the provisions hereof provide otherwise, shall be made by wire or interbank transfer of immediately available funds by 12:00 Noon Houston, Texas time on the date such payment is due to such account as the party receiving payment may designate at least three business days prior to the proposed date of payment.

11.6           Entire Agreement; Amendments and Waivers

.  This Agreement, the KMI Debt Indemnities and the documents and instruments and other agreements specifically executed and delivered by the parties pursuant hereto, including the schedules hereto (collectively, the “Constituent Documents”) (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) are not intended to confer upon any other person or entity any rights or remedies hereunder except as Article VII and Article X contemplates or except as otherwise expressly provided herein.  Each party to this Agreement agrees that (i) no other party to this Agreement (including its agents and representatives) has made any representation, warranty, covenant or agreement to or with such party relating to this Agreement or the transactions contemplated hereby, other than those expressly set forth in the Constituent Documents, and (ii) such party has not relied upon any representation, warranty, covenant or agreement relating to the transactions contemplated by the Constituent Documents, other than those referred to in clause (i) above.  No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by each party to be bound thereby.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

11.7           Binding Effect and Assignment

.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns; but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any party hereto without the prior written consent of the other parties; provided, that KMEP may assign its right to receive the contribution of the Equity Interests to any direct or indirect subsidiary of KMEP.

11.8           Severability

.  If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a

1.2 court of last resort, the Contributors and KMEP shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable, but all of the remaining provisions of this Agreement shall remain in full force and effect and will not be affected or impaired in any way thereby.

11.9           Interpretation

.  The parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

11.10           Headings and Schedules

.  The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.  The schedules referred to herein are attached hereto and incorporated herein by this reference, and unless the context expressly requires otherwise, such schedules are incorporated in the definition of “Agreement.”

11.11           Multiple Counterparts

.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.12           Action by KMEP

.  With respect to any notice, consent, approval or waiver that is required to be or may be taken or given by KMEP (i) pursuant to the terms of this Agreement on or prior to the Closing Date or (ii) pursuant to Sections 1.2, 1.3, 7.1(b) and 7.1(c) and Article X of this Agreement after the Closing Date, such notice, consent, approval or waiver shall be taken or given by the Conflicts Committee on behalf of KMEP.

* * * * *

1.1

EXECUTED as of the date first set forth above.

.

KINDER MORGAN, INC.

By:           /s/ Joseph Listengart
Joseph Listengart_____________________
Vice President, General Counsel and______ _Secretary___________________________

EL PASO TGPC INVESTMENTS, L.L.C.

By:           /s/ Joseph Listengart
Joseph Listengart_____________________
Vice President, General Counsel and______ _Secretary___________________________

EL PASO EPNG INVESTMENTS, L.L.C.

By:           /s/ Joseph Listengart
Joseph Listengart_____________________
Vice President, General Counsel and______ _Secretary___________________________

KINDER MORGAN ENERGY PARTNERS, L.P.

By:           Kinder Morgan G.P., Inc.,
a Delaware corporation and
the general partner of Kinder Morgan Energy Partners, L.P.

By:           Kinder Morgan Management, LLC,
a Delaware limited liability company and
the delegate of the general partner

By:           /s/ David D. Kinder
David D. Kinder
Vice President and Treasurer

 [Signature page – Contribution Agreement]